Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

PATHFINDER ACQUISITION CORPORATION,

SERVICEMAX, INC.,

AND

STRONGHOLD MERGER SUB, INC.

DATED AS OF JULY 15, 2021

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ANNEXES AND EXHIBITS

Annex A	Definitions
Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of Company Transaction Support Agreement
Exhibit C	Form of Company Shareholder Transaction Support Agreement
Exhibit D	Form of Strategic Investor Subscription Agreements
Exhibit E	Form of Company Post-Closing Certificate of Incorporation
Exhibit F	Form of Company Post-Closing Bylaws
Exhibit G	Form of ServiceMax, Inc. 2021 Omnibus Incentive Plan
Exhibit H	Form of ServiceMax. Inc. Executive Officer Severance and Change of Control Plan
Exhibit I	Form of Employee Stock Purchase Plan

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 15, 2021, is made by and among Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (“Pathfinder”), ServiceMax, Inc., a Delaware corporation (the “Company”) and Stronghold Merger Sub, Inc., a Cayman Islands exempted company incorporated with limited liability and wholly-owned subsidiary of the Company (“Stronghold Merger Sub”). Pathfinder, Stronghold Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Annex A.

WHEREAS, Pathfinder is a blank check company incorporated as a Cayman Islands exempted company incorporated with limited liability on February 16, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, (a) the Company is, as of the date of this Agreement, a wholly-owned subsidiary of ServiceMax JV, LP, a Delaware limited partnership (“Parent”) and (b) Stronghold Merger Sub is, as of the date of this Agreement and will be at all times prior to the occurrence of the First Merger Effective Time, a wholly-owned Subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of Pathfinder, Pathfinder is required to provide an opportunity for its shareholders to have their outstanding Pathfinder Class A Shares redeemed on the terms and subject to the conditions set forth therein, in connection with obtaining the Pathfinder Shareholder Approval;

WHEREAS, as of the date of this Agreement, (a) Pathfinder Acquisition LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Shareholders collectively own 8,125,000 Pathfinder Class B Shares and (b) the Sponsor owns 4,250,000 Pathfinder Warrants;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Pathfinder Insiders (as such term is defined in the Sponsor Letter Agreement), Pathfinder and the Company are entering into the sponsor letter agreement, substantially in the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, (a) the Sponsor and each Pathfinder Insider have agreed to vote the Pathfinder Shares owned by him, her or it in favor of this Agreement and the transactions contemplated hereby (including the First Merger) and to forego redemption rights, if any, in respect thereof, (b) the Sponsor and each Other Class B Shareholder have agreed to (i) waive, subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the First Merger Effective Time, waive any adjustment to the conversion ratio set forth in the Governing Documents of Pathfinder and any other anti-dilution or similar protections with respect to the Pathfinder Class B Shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise) and (ii) not assert or perfect, subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the First Merger Effective Time, any rights to adjustment of the conversion ratio with respect to the Pathfinder Class B Shares owned by him, her or it set forth in the Governing Documents of Pathfinder or any other anti-dilution or similar protection with respect to the Pathfinder Class B Shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise) and (c) the Sponsor has acknowledged and agreed to the Sponsor Exchange Ratio for the purposes of determining the number of Company Post-Closing Common Shares into which its Pathfinder Class B Shares will be exchanged by virtue of the First Merger and (d) the Sponsor has agreed to subject a number of Company Post-Closing Common Shares issued to the Sponsor in respect of its Pathfinder Class B Shares as a result of the First Merger (with such number of Company Post-Closing Common Shares determined pursuant to the Sponsor Letter Agreement) to certain vesting conditions, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, promptly after the execution of this Agreement (and in any event within one Business Day), (a) Parent, ServiceMax JV GP, LLC, a Delaware limited liability company (“Parent GP”) and the general partner of Parent, Pathfinder, the Sponsor and the Company are entering into a transaction support agreement, substantially in the form attached hereto as Exhibit B (the “Company Transaction Support Agreement”), pursuant to which each of Silver Lake LP, Parent and Parent GP will agree to, among other things, (i) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by this Agreement and the Ancillary Documents (including the Pre-Closing Reorganization and the Mergers), (ii) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Mergers), and (iii) take, or cause to be taken, any actions necessary or advisable to (A) cause certain agreements to be terminated effective as of the Closing and (B) not consent to any direct or indirect transfers of Equity Securities of Parent or ServiceMax, in each case, on the terms and subject to the conditions set forth in the Company Transaction Support Agreement, and (b) SLP Snowflake Aggregator, L.P., a Delaware limited partnership (“Silver Lake LP”) is entering into a transaction support agreement, substantially in the form attached hereto as Exhibit C (the “Company Shareholder Transaction Support Agreement”), with the Company, Sponsor and Pathfinder pursuant to which each such Silver Lake LP will agree to, among other things, (i) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by this Agreement and the Ancillary Documents (including the Pre-Closing Reorganization and the Mergers), (ii) consent to and approve this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Mergers) and (iii) take, or cause to be taken, any actions necessary or advisable to (A) cause certain agreements to be terminated effective as of the Closing and (B) not consent to any direct or indirect transfers of equity securities of Parent or ServiceMax, in each case, on the terms and subject to the conditions set forth in the Company Shareholder Transaction Support Agreement, in each case, on the terms and subject to the conditions set forth in the Company Shareholder Transaction Support Agreement;

WHEREAS, on the Closing Date, prior to the First Merger Effective Time, the Company shall cause the Pre-Closing Reorganization to occur on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date following the occurrence of the Pre-Closing Reorganization, (a) Stronghold Merger Sub will merge with and into Pathfinder (the “First Merger”), with Pathfinder as the surviving company in the First Merger, with the First Merger to occur on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act and, as a result of the First Merger, Pathfinder will become a wholly-owned Subsidiary of the Company, (b) as a result of the First Merger, (i) each Pathfinder Share (other than the Pathfinder Shares cancelled and extinguished pursuant to Section 1.1(c)(viii) and the Pathfinder Class B Shares held by the Sponsor) issued and outstanding as of immediately prior to the First Merger Effective Time shall be automatically canceled and extinguished and converted into one Company Post-Closing Common Share, and (ii) each Pathfinder Class B Share issued and outstanding and held by Sponsor as of immediately prior to the First Merger Effective Time shall automatically be cancelled and extinguished and converted into the number of Company Post-Closing Common Shares equal to the Sponsor Exchange Ratio and (c) as a result of the First Merger, each Pathfinder Warrant (other than any Pathfinder Warrant held by Sponsor that has been irrevocably transferred, surrendered and forfeited for no consideration pursuant to Section 3 of the Sponsor Letter Agreement) will be automatically converted as of the First Merger Effective Time into the right to receive one Company Warrant, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, promptly following the First Merger Effective Time, Pathfinder will merge with and into the Company (the “Company Merger”, and together with the First Merger, collectively, the “Mergers”), with the Company as the surviving company in the Company Merger, with the Company Merger to occur on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and the Cayman Act;

WHEREAS, concurrently with the execution of this Agreement, each of the investors set forth on Schedule 1.1 hereto (collectively, the “Strategic Investors”) is entering into a subscription agreement, substantially in the form attached hereto as Exhibit D (collectively, the “Strategic Investor Subscription Agreements”), pursuant to which, among other things, each Strategic Investor has agreed to subscribe for and purchase immediately prior to the First Merger Effective Time, and the Company has agreed to issue and sell to each such Strategic Investor on the Closing Date immediately prior to the First Merger Effective Time, the number of Company Post-Closing Common Shares set forth in the applicable Strategic Investor Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Strategic Investor Subscription Agreements, collectively, the “Strategic Investor Financing Amount”, the equity financing under all Strategic Investor Subscription Agreements, collectively, hereinafter referred to as the “Strategic Investor Financing” and such shares, the “Strategic Shares”), on the terms and subject to the conditions set forth in the applicable Strategic Investor Subscription Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company, Silver Lake LP, General Electric Company, a New York corporation, Salesforce Ventures LLC, the Sponsor, the Other Class B Shareholders and certain other Parent Equityholders are entering into an amended and restated registration and shareholder rights agreement (the “Shareholder Rights Agreement”), pursuant to which, among other things, subject to, and conditioned upon and effective as of the First Merger Effective Time, the Persons party thereto that will be holders of Company Post-Closing Common Shares (a) will agree not to effect any sale or distribution of any Equity Securities of the Company held by any of them during the lock-up period described therein, and (b) will be granted certain registration rights with respect to their respective Company Post-Closing Common Shares, in each case, on the terms and subject to the conditions set forth in the Shareholder Rights Agreement;

WHEREAS, the board of directors of Pathfinder (the “Pathfinder Board”) has (a) approved this Agreement, the Ancillary Documents to which Pathfinder is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including Mergers) by the holders of Pathfinder Shares entitled to vote thereon;

WHEREAS, the board of directors of Stronghold Merger Sub has approved this Agreement, the Ancillary Documents to which Stronghold Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the First Merger);

WHEREAS, the Company Board has approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Mergers);

WHEREAS, the Company, as the sole shareholder of Stronghold Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Stronghold Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the First Merger);

WHEREAS, Parent, as the sole stockholder of the Company, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Mergers);

WHEREAS, Parent GP, as the general partner of Parent, has approved this Agreement, the Ancillary Documents to which Parent is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization and the Mergers); and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (b) the Mergers constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the Company, Pathfinder and Stronghold Merger Sub are to be parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder (clauses (a) and (b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article I

MERGER

Section 1.1  Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 1.1:

(a) Company Post-Closing Governing Documents. At least one Business Day prior to the Closing Date, the Company shall cause the certificate of incorporation of the Company to be amended and restated to be in substantially the form attached hereto as Exhibit E and with such changes thereto as may be mutually agreed to by the Company and Pathfinder (the “Company Post-Closing Certificate of Incorporation”), and the bylaws of the Company to be amended and restated to be in substantially the form attached hereto as Exhibit F and with such changes thereto as may be mutually agreed to by the Company and Pathfinder (the “Company Post-Closing Bylaws”). The Company Post-Closing Certificate of Incorporation and the Company Post-Closing Bylaws shall be the Governing Documents of the Company from and after the date of effectiveness until such time that any such Governing Documents are amended or otherwise modified in accordance with the requirements thereof and applicable Law following the Closing Date (it being understood and agreed, for the avoidance of doubt, that in no event will such Governing Documents be amended or otherwise modified on or prior to the Closing Date following effectiveness thereof).

(b)  The Pre-Closing Reorganization. On the Closing Date, prior to the First Merger Effective Time, the Company shall cause the following transactions to occur in the order set forth in this clause (b): (i) a forward stock split of the Company Common Shares such that, after giving effect thereto, Parent holds a number of Company Common Shares equal to the Transaction Share Consideration (which, Company Common Shares, for the avoidance of doubt, are as of the date hereof and will constitute all of the issued and outstanding Equity Securities of the Company as of such time, except for any Unvested Company Equity Awards issued or granted under the Company Post-Closing Incentive Equity Plans and either permitted by or issued or granted in accordance with Section 4.1(b)(vii)); (ii) Parent shall be terminated, dissolved and liquidated in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, Parent and Parent GP or any Group Company, the shareholders agreements applying to Parent (if any) and applicable Laws and in connection with such termination, dissolution and liquidation the Company Common Shares held by Parent immediately following the consummation of the stock split described in clause (i) (which shall, for the avoidance of doubt, be equal to the Transaction Share Consideration) shall be distributed to the Vested Parent Equityholders in accordance with the Allocation Schedule and the other applicable requirements of Section 1.4 and, as applicable, Section 1.5; (iii) each Unvested Parent Equity Award shall be converted into or cancelled and exchanged for, as applicable, Unvested Company Equity Awards in accordance with Section 1.5; and (iv) the Parent Equityholders will have no further rights (contingent or otherwise) in respect of the Equity Securities, ownership or control of Parent, the Company or any of their respective Subsidiaries, except in respect of the Company Common Shares so distributed to such Parent Equityholder in accordance with the terms hereof or as otherwise provided for herein, under any applicable Ancillary Document or under applicable Law (the transactions described in the foregoing clauses (i) through (iv), collectively, the “Pre-Closing Reorganization”).

(c)  The First Merger.

(i)  On the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Act, on the Closing Date, Stronghold Merger Sub shall merge with and into Pathfinder in accordance with the provisions of Part XVI of the Cayman Act at the First Merger Effective Time. Following the First Merger Effective Time, the separate existence of Stronghold Merger Sub shall cease and Pathfinder shall continue as the surviving company in the First Merger.

(ii)   On the Closing Date, Pathfinder and Stronghold Merger Sub shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands, the First Plan of Merger and such other documents, in a form reasonably satisfactory to the Company and Pathfinder, as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the First Merger effective (collectively, the “First Merger Filing Documents”). The First Merger shall become effective at the time when the First Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by the Company and Pathfinder and specified in the First Plan of Merger (the time the First Merger becomes effective being referred to herein as the “First Merger Effective Time”).

(iii)  From and after the First Merger Effective Time, the First Merger shall have the effects set forth in this Agreement and the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, from and after the First Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of Pathfinder and Stronghold Merger Sub shall vest in Pathfinder as the surviving company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Pathfinder and Stronghold Merger Sub shall become the debts, liabilities, obligations and duties of Pathfinder as the surviving company, in each case, in accordance with the Cayman Act.

(iv)   At the First Merger Effective Time, by virtue of the First Merger, the Governing Documents of Pathfinder as the surviving company in the First Merger shall be amended and restated to be identical to the Governing Documents of Stronghold Merger Sub as in effect immediately prior to the First Merger Effective Time until thereafter changed, amended or restated as provided therein, by applicable Law or as provided in Section 1.1(d).

(v)  At the First Merger Effective Time, the directors and officers of Stronghold Merger Sub immediately prior to the First Merger Effective Time shall be the initial directors and officers of Pathfinder as the surviving company, each to hold office in accordance with the Governing Documents of Pathfinder as the surviving company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal of such director in accordance with the Governing Documents of Pathfinder as the surviving company or as otherwise provided by applicable Law or by Section 1.3.

(vi)   At the First Merger Effective Time, by virtue of the First Merger and, subject to Section 1.3, without any action on the part of any Party or any other Person, (A) each Pathfinder Share (other than the Pathfinder Shares cancelled and extinguished pursuant to Section 1.1(c)(viii) and the Pathfinder Class B Shares held by the Sponsor) issued and outstanding as of immediately prior to the First Merger Effective Time shall be automatically canceled and extinguished and converted into one Company Post-Closing Common Share, and (B) each Pathfinder Class B Share issued and outstanding and held by Sponsor as of immediately prior to the First Merger Effective Time shall automatically be cancelled and extinguished and converted into the number of Company Post-Closing Common Shares equal to the Sponsor Exchange Ratio. From and after the First Merger Effective Time, the holder(s) of certificates (the “Certificates”), if any, evidencing ownership of the Pathfinder Shares or Pathfinder Shares held in book-entry form issued and outstanding immediately prior to the First Merger Effective Time shall cease to have any rights with respect to such Pathfinder Shares, except as otherwise provided for herein or under applicable Law, and shall represent the number of Company Post-Closing Common Shares into which such Pathfinder Shares were converted as a result of the First Merger.

(vii)   At the First Merger Effective Time, by virtue of the First Merger, each Pathfinder Warrant that is issued and outstanding as of immediately prior to the First Merger Effective Time shall, pursuant to the First Merger, convert automatically into one Company Warrant (on the terms and subject to the conditions set forth in the Warrant Agreement) (each, a “Company Warrant”); provided, that, for the avoidance of doubt, each Company Warrant shall, from and after the First Merger Effective Time, (x) represent the right to acquire the number of Company Post-Closing Common Shares equal to the number of Pathfinder Shares subject to the underlying Pathfinder Warrant immediately prior to the First Merger Effective Time and (y) have an exercise price of $11.50 per whole warrant to purchase one Company Post-Closing Common Share, subject to adjustment in accordance with the Warrant Agreement and/or as otherwise provided in Section 1.8.

(viii)  At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each Pathfinder Share held immediately prior to the First Merger Effective Time by Pathfinder as a treasury share and each Pathfinder Class A Share redeemed in connection with the Pathfinder Shareholder Redemption shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto, except, in the case of the Pathfinder Class A Shares so redeemed in connection with the Pathfinder Shareholder Redemption, for such amounts required to be paid to such holder out of the Trust Account upon redemption thereof (which redemption, for the avoidance of doubt, shall occur immediately prior to the First Merger Effective Time).

(ix)   At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each ordinary share, of Stronghold Merger Sub that is issued and outstanding immediately prior to the First Merger Effective Time shall automatically convert into one ordinary share of Pathfinder.

(d)  The Company Merger.

(i)  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date and promptly following the First Merger Effective Time, Pathfinder shall merge with and into the Company at the Company Merger Effective Time. Following the Company Merger Effective Time, the separate existence of Pathfinder shall cease and the Company shall continue as the surviving company in the Company Merger.

(ii)   On the Closing Date, immediately following the First Merger Effective Time, the Company and Pathfinder shall execute and cause to be filed (i) a certificate of merger, in a form reasonably satisfactory to the Company and the Sponsor (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, (ii) the Second Plan of Merger and any other documents, in a form reasonably satisfactory to the Company and Sponsor, in respect of the Company Merger required to be filed with the Registrar of Companies of the Cayman Islands and (iii) such other documents, in each case, in a form reasonably satisfactory to the Company and the Sponsor, as may be required in accordance with the applicable provisions of the DGCL, the Cayman Act or by any other applicable Law to make the Company Merger effective (clauses (i) through (iii) together, the “Company Merger Filing Documents”, and together with the First Merger Filing Documents, collectively, the “Merger Filings”). The Company Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and the Sponsor in writing and specified in the Certificate of Merger (the time the Company Merger becomes effective being referred to herein as the “Company Merger Effective Time”).

(iii)  From and after the Company Merger Effective Time, the Company Merger shall have the effects set forth in this Agreement, in the Certificate of Merger and pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) and the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Pathfinder (including the Trust Account Proceeds) shall vest in the surviving company in the Company Merger and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Pathfinder shall become the debts, liabilities, obligations and duties of the surviving company in the Company Merger, in each case, in accordance with the DGCL and the Cayman Act.

(iv)   At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each ordinary share of Pathfinder that is issued and outstanding immediately prior to the Company Merger Effective Time (and, for the avoidance of doubt, after giving effect to the First Merger) shall be automatically cancelled and extinguished for no consideration.

Section 1.2  Closing of the Transactions Contemplated by This Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 7.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) or at such other place, date and/or time as Pathfinder and the Company may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3  Transfer Agent Matters. At least three (3) Business Days prior to the effectiveness of the Registration Statement / Proxy Statement, the Company shall appoint a transfer agent (the “Transfer Agent”) and, if required by the Transfer Agent, enter into a transfer agent agreement with the Transfer Agent (the “Transfer Agent Agreement”) in a form and substance that is reasonably acceptable to Pathfinder (it being understood and agreed, for the avoidance of doubt, that Continental (or any of its Affiliates) shall be deemed to be acceptable to Pathfinder and any Transfer Agent Agreement in substantially the same form as the transfer agent agreement between Pathfinder and Continental as of the date hereof shall be deemed to be acceptable to Pathfinder). The Company and Pathfinder shall each take, or cause to be taken, all necessary or reasonably advisable actions in order to appropriately reflect the Company Post-Closing Common Shares issued pursuant to, or as a result of, the transactions contemplated by this Agreement and the Ancillary Documents and outstanding immediately following the First Merger Effective Time, including taking any necessary or reasonably advisable actions vis-à-vis Pathfinder’s existing transfer agent or the Transfer Agent, and the Company and Pathfinder shall, and the Company shall cause Parent and Parent GP to, each reasonably cooperate with the other and Pathfinder’s existing transfer agent or the Transfer Agent in connection with the foregoing.

Section 1.4  Allocation Schedule. At least five (5) Business Days prior to the Closing, the Company shall deliver to Pathfinder an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Company Pre-Closing Common Shares held by Parent, the number and class of Equity Securities of Parent held by each Parent Equityholder, as well as, in the case of any Parent Equity Awards, whether such Parent Equity Awards will be a Vested Parent Equity Award or an Unvested Parent Equity Award (after, for the avoidance of doubt, taking into account for vesting purposes, the effect of the transactions contemplated by this Agreement) and the number of Company Equity Awards outstanding, as well as whether such Company Equity Awards will be a Vested Company Equity Award or an Unvested Parent Equity Award, (b) a calculation of the Adjusted Company Pre-Transaction Equity Value and the Transaction Share Consideration based thereon, (c) the portion of the Transaction Share Consideration to be distributed to each Vested Parent Equityholder pursuant to Section 1.1(b) and, if applicable, Section 1.5(a)(ii), as well as, in each case, reasonably detailed explanations of the methodology underlying the calculations with respect to the components and subcomponents thereof, (d) the terms and conditions of each Unvested Parent Equity Award and the number of Company Restricted Stock or Company RSUs to be received by each holder of Unvested Parent Equity Awards pursuant to Section 1.5(a)(ii) or Section 1.5(a)(iii), as applicable, (e) the aggregate amount of cash payments required to be made by Parent or any of its Affiliates in respect of the Parent Cash Plan as a result of, or in connection with, the Transactions, as well as the amounts to be paid to each participant under the Parent Cash Plan, and (f) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (a), (b), (c), (d) and (e) are, and will be as of the time of the consummation of the Pre-Closing Reorganization, true and correct in all respects and in accordance with the Allocation Schedule Requirements. The Allocation Schedule (and the calculations and determinations contained therein) will be prepared in accordance with applicable provisions of this Agreement, the Governing Documents of the Company, Parent GP and Parent, the shareholders agreements applying to Parent (if any) or any other Group Company, and applicable Laws, in the case of the Parent Equity Awards or Company Equity Awards, in accordance with the applicable Parent Equity Plan or Company Equity Plan and any applicable grant, award or similar agreement with respect to each such Parent Equity Award or Company Equity Award, as applicable, and, in the case of any payments or other amounts under or in respect of the Parent Cash Plan, in accordance with the Parent Cash Plan and any applicable grant, award or similar agreement with respect thereto (collectively, the “Allocation Schedule Requirements”). The Company will review any comments to the Allocation Schedule provided by Pathfinder, consider in good faith and incorporate any comments proposed by Pathfinder or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, in no event shall the aggregate number of Company Common Shares set forth on the Allocation Schedule to be distributed to and/or held by the Vested Parent Equityholders (and/or to be received or otherwise granted in respect of any other vested Equity Securities of the Company prior to the Closing) exceed the Transaction Share Consideration (i.e., the aggregate value of the Equity Securities received by Vested Parent Equityholders or any other holders of any other vested Equity Securities in the Parent or the Company shall not exceed the Adjusted Company Pre-Closing Equity Value (based on the Company Common Share Value)). For the avoidance of doubt, any Unvested Parent Equity Awards or Unvested Company Equity Awards shall not be included as part of the Transaction Share Consideration and shall instead constitute awards issued under the Company Post-Closing Incentive Equity Plans.

Section 1.5  Treatment of Parent Equity Awards.

(a)  On the Closing Date but prior to the Closing (and as part of, for the avoidance of doubt, the Pre-Closing Reorganization), (i) each profits interest in Parent that is issued, outstanding and vested as of such time (or would vest upon the consummation of the transactions contemplated by this Agreement or after taking into account the effects of the Transactions on the vesting of such profits interest) (each, a “Vested Parent Profits Interests”) shall be canceled and extinguished in exchange for a number of Company Post-Closing Common Shares set forth on the Allocation Schedule, (ii) each unvested profits interest in Parent issued and outstanding as of such time and that contains solely time-based vesting and would not vest upon the consummation of the transactions contemplated by this Agreement or after taking into account the effects of the Transactions on the vesting of such profits interest (each, an “Unvested Parent Time-Based Profits Interest”) shall be cancelled and exchanged for a restricted stock award to be issued under the Company Equity Plan (“Company Restricted Stock”) adopted pursuant to Section 4.21 with respect to the number of Company Post-Closing Common Shares set forth on the Allocation Schedule and based on intrinsic value of such Unvested Parent Time-Based Profits Interests, (iii) each unvested profits interest in Parent issued and outstanding as of such time and that contains performance-based vesting and would not vest upon the consummation of the transactions contemplated by this Agreement or after taking into account the effects of the Transactions on the vesting of such profits interest (“Unvested Parent Performance Profits Interest”), shall be cancelled and exchanged for a restricted stock unit award (a “Company RSU”) to be issued under the Company Equity Plan adopted pursuant to Section 4.21 with respect to a number of Company Post-Closing Common Shares set forth on the Allocation Schedule. Notwithstanding anything to the contrary, (A) any Company Restricted Stock issued pursuant to clause (ii) above shall remain subject to the vesting and other terms and conditions as those previously applicable to the corresponding Unvested Parent Time-Based Profits Interests prior to the Closing Date and (B) any Company RSUs issued pursuant to clause (iii) above shall (1) have new performance targets as determined by the Board of Directors of the Company in consultation with Pathfinder and (2) have an aggregate grant date fair market value (based on target performance, if applicable) that is equal to the aggregate intrinsic value of the corresponding cancelled Unvested Parent Performance Profits Interest.

(b)  On the Closing Date but prior to the Closing (and as part of, for the avoidance of doubt, the Pre-Closing Reorganization), (i) each cash award under the Parent Cash Plan that is vested as of such time (or would vest upon the consummation of the transactions contemplated by this Agreement or after taking into account the effects of the Transactions on the vesting of such cash award) shall be cancelled and converted into the right to receive an amount in cash, without interest, as set forth on the Allocation Schedule; and (ii) each cash award under the Parent Cash Plan that is not vested as of such time (and will not vest upon the consummation of the transactions contemplated by this Agreement or after taking into account the effects of the Transactions on the vesting of such cash award) shall be cancelled and exchanged for a cash-settled Company RSU with respect to a number of Company Post-Closing Common Shares set forth on the Allocation Schedule. Notwithstanding anything to the contrary, any Company RSU issued pursuant to clause (ii) above shall remain subject to the vesting and other terms and conditions as those previously applicable to the corresponding unvested cash award prior to the Closing Date. The payments contemplated by clause (i) shall be made by the Company to the applicable recipient thereof within ten (10) Business Days following the Closing Date in accordance with the Company’s normal payroll practices.

(c)  After giving effect to this Section 1.5, and upon the approval of the Company Post-Closing Incentive Equity Plans in accordance with Section 4.21 of this Agreement, effective as of the Closing, no further grants or issuances shall be made under any of the Parent Equity Plans.

(d)  At the First Merger Effective Time, all Parent Equity Plans and the Parent Cash Plan shall terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, the other Group Companies) and all Parent Equity Awards or other awards under the Parent Cash Plan (in each case, whether vested or unvested) shall no longer be outstanding and shall automatically be cancelled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Parent Equity Plans, the Parent Cash Plan or any underlying grant, award, or similar agreement, except as otherwise expressly provided for in Section 1.4 or otherwise in this Agreement.

(e)  Prior to the Closing, the Company shall take, or cause Parent to take, or cause to be taken, all necessary actions under the Parent Equity Plans, the Parent Cash Plan, under the underlying grant, award or similar agreement and otherwise to give effect to the provisions of this Section 1.5.

Section 1.6  Maximum Share Consideration; Equitable Adjustment. (a) The number of Company Common Shares to be issued to the holders of Pathfinder Shares and Pathfinder Warrants immediately prior to the First Merger Effective Time (the “Pre-Closing Pathfinder Equityholders”) (assuming that each Company Warrant received in respect of a Pathfinder Warrant is exercised as of the First Merger Effective Time, that the Sponsor Exchange Ratio equals one and that each Pathfinder Class A Share converts to one Company Post-Closing Common Share) pursuant to Sections 1.1(c)(vi), (vii) and (viii) shall not exceed 51,375,000 (the “Maximum Share Consideration”). Except as otherwise consented to or agreed in writing by the Company, in the event that the Pathfinder capitalization immediately prior to the First Merger Effective Time would result in more Company Common Shares being issued to the Pre-Closing Pathfinder Equityholders (assuming that each Company Warrant received in respect of a Pathfinder Warrant is exercised as of the First Merger Effective Time), then the exchange ratios under Section 1.1(c)(vi) and Section 1.1(c)(vii) shall be proportionately adjusted to take into account such excess shares so that the total number of Company Common Shares (assuming that each Company Warrant received in respect of a Pathfinder Warrant is exercised as of the First Merger Effective Time) to be issued pursuant to Section 1.1(c)(vi), (vii) and (viii) is equal to the Maximum Share Consideration. If, during the period between the date of this Agreement and immediately prior to the First Merger Effective Time, any change in the outstanding Equity Securities of the Parent or the Company occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend (other than, for the avoidance of doubt, the forward stock split contemplated by the Pre-Closing Reorganization), then the number of Company Post-Closing Common Shares and/or Company Warrants, as applicable, to be issued to each Pre-Closing Pathfinder Equityholder pursuant to Section 1.1(c) will be appropriately adjusted so as to provide the Pre-Closing Pathfinder Equityholders with the same economic effect as contemplated prior to such event; provided, however, that (a) nothing in this Section 1.6 shall limit or otherwise affect any covenant, agreement or obligation of the Company, Parent or any of their respective Affiliates or Representatives under this Agreement or any other Ancillary Document, or any rights or remedies of Pathfinder or the Sponsor with respect thereto, and (b) except, in the case of the Sponsor as otherwise expressly contemplated in the Sponsor Letter Agreement and Section 1.1(c)(vii), in no event shall the value of the Company Post-Closing Common Shares and/or Company Warrants, as applicable, to be received by any Pre-Closing Pathfinder Equityholder be reduced as a result of this sentence.

Section 1.7  Fractional Shares. Notwithstanding the foregoing or anything to the contrary herein, no fractional Company Post-Closing Common Shares shall be issued in connection with the transactions contemplated hereby. All fractional Company Post-Closing Common Shares that each Person will have a right to receive in connection with the Pre-Closing Reorganization, as well as all fractional Company Post-Closing Common Shares that the Sponsor and its Affiliates as holders of Pathfinder Class B Shares will have a right to receive in connection with the Mergers, shall be aggregated and, if a fractional share results from such aggregation, such fractional share shall be rounded down to the nearest whole share.

Section 1.8  Withholding. Pathfinder, the Group Companies and the Transfer Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). Notwithstanding anything to the contrary, any compensatory amounts payable pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.

Article II

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 7.8, except as set forth in the Company Disclosure Schedules, the Company and Stronghold Merger Sub each hereby represents and warrants to Pathfinder as follows:

Section 2.1  Organization and Qualification.

(a)  Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 2.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b)  True and complete copies of the Governing Documents of the Group Companies and Parent have been made available to Pathfinder, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents. The Governing Documents of Parent are in full force and effect as of the date hereof and as of immediately prior to the Pre-Closing Reorganization, and Parent is not in breach or violation of any provision set forth in its Governing Documents.

(c)  Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 2.2  Capitalization of the Group Companies.

(a)  Except for changes to the extent permitted by or resulting from the issuance, grant, transfer or disposition of Equity Securities of the Company or Parent in accordance with Section 4.1(b)(ii) or Section 4.1(b)(v), Section 2.2(a) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company and Parent issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Parent Equity Award, (A) the date of grant, (B) any applicable vesting commencement date, (C) any applicable exercise (or similar) price, (D) the expiration date, (E) any vested and unvested Equity Securities as of the date of this Agreement, and (F) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of the Company and Parent have been or will be, upon issuance thereof in accordance with this Agreement and/or any Ancillary Documents, as applicable, duly authorized and validly issued. All of the Company Common Shares are or will be, upon issuance thereof in accordance with this Agreement and/or any Ancillary Documents, as applicable, fully paid and non-assessable, and, except for the Equity Securities set forth on Section 2.2(a) of the Company Disclosure Schedules or issued or granted as permitted by or in accordance with Section 4.1(b)(v), there are no other capital stock or other Equity Securities of the Company or Parent outstanding. The Equity Securities of the Company and Parent (1) were not or, in the case of the Company Post-Closing Common Shares to be issued in connection with the transactions contemplated by this Agreement and/or the Ancillary Documents will not be, as applicable, issued in violation of the Governing Documents of the Company, Parent or Parent GP or any other Contract to which the Company, Parent, Parent GP or any of their respective Affiliates is party or bound (including, for the avoidance of doubt, the shareholders agreements applying to Parent (if any)), (2) were not or, in the case of the Company Post-Closing Common Shares to be issued in connection with the transactions contemplated by this Agreement and/or the Ancillary Documents will not be, as applicable, issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been or, in the case of the Company Post-Closing Common Shares to be issued in connection with the transactions contemplated by this Agreement and/or the Ancillary Documents will be, offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Parent Equity Awards set forth on Section 2.2(a) of the Company Disclosure Schedules or the Parent Equity Awards either permitted by Section 4.1(b) or issued, granted or entered into in accordance with Section 4.1(b), neither Parent nor the Company have any outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, equity or equity based rights, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company or Parent, or any obligation of the Company or Parent, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company or Parent.

(b)  The Equity Securities of the Company and Parent are, or, in the case of the Company Post-Closing Common Shares to be issued in connection with the transactions contemplated by this Agreement and/or the Ancillary Documents will be, free and clear of all Liens (other than transfer restrictions under applicable Securities Law). There are no voting trusts, proxies or other Contracts to which the Company or Parent is a party with respect to the voting or transfer of the Equity Securities of the Company or Parent.

(c)  Immediately following the First Merger Effective Time, (i) the authorized capital stock of the Company will consist of 1,000,000,000 Company Post-Closing Common Shares and 100,000,000 shares of preferred stock, par value $0.00001 per share, of which 183,125,000 Company Post-Closing Common Shares will be issued and outstanding (assuming that no Pathfinder Shareholder Redemptions are effected, that the representation and warranty set forth in the first sentence of Section 3.6(a) is true and correct in all respects, that the Sponsor Exchange Ratio is one and that each Pathfinder Class A Share is converted into Company Common Shares on a one for one basis) and no shares of preferred stock or any other Equity Securities of the Company will be issued and outstanding (other than the Company Warrants into which the Pathfinder Warrants convert by virtue of the First Merger, any Unvested Company Equity Awards of the Company issued or granted in accordance with Section 4.21, any Company RSUs or Company Restricted Stock issued pursuant to Section 1.5 or otherwise issued or granted with the prior written consent of Pathfinder, if prior to the First Merger Effective Time or the Sponsor if following the First Merger Effective Time), and (ii) all of the issued and outstanding Company Post-Closing Common Shares (A) will be duly authorized, validly issued, fully paid and nonassessable and (B) will not have been issued in breach or violation of (1) the Governing Documents of the Company or Parent, or (2) any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person or any Contract to which the Company, Parent or any of their respective Affiliates are a party or bound or (3) applicable Law and (C) will be free and clear of all Liens (other than transfer restrictions under applicable Securities Law or pursuant to the Ancillary Documents).

(d)  Section 2.2(d) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company or Parent. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(e)  None of the Group Companies or Parent owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies or Parent are a partner or member of any partnership, limited liability company or joint venture.

(f)   Section 2.2(f) of the Company Disclosure Schedules sets forth a list of all Indebtedness for borrowed money of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(g)  Section 2.2(g) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 2.3  Authority. The Company and Stronghold Merger Sub each have the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company or Stronghold Merger Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company or Stronghold Merger Sub. This Agreement and each Ancillary Document to which the Company or Stronghold Merger Sub is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and/or Stronghold Merger Sub, as applicable, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company and/or Stronghold Merger Sub, as applicable (assuming that this Agreement and the Ancillary Documents to which the Company and/or Stronghold Merger Sub, as applicable, is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company and/or Stronghold Merger Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company Shareholder Written Consent is the only vote or consent of the holders of any class or series of Equity Securities of the Company, Parent or Merger Sub required to approve and adopt this Agreement, the Ancillary Documents to which the Company, Parent or Merger Sub is or is contemplated to be a party, the performance of the obligations of Parent, the Company and Merger Sub hereunder and thereunder and the consummation of the transactions contemplated hereby (including the Mergers and the Pre-Closing Reorganization).

Section 2.4  Financial Statements; Undisclosed Liabilities.

(a)  The Company has made available to Pathfinder a true and complete copy of (i) the unaudited consolidated balance sheets of the Group Companies as of January 31, 2020 and January 31, 2021 and the related unaudited consolidated statements of operations and comprehensive loss, statements of stockholders’ equity and cash flows of the Group Companies for each of the periods then ended and (ii) the unaudited condensed consolidated balance sheet of the Group Companies as of April 30, 2021 (the “Latest Balance Sheet”) and the related unaudited condensed consolidated statements of operations and comprehensive loss, statements of stockholders’ equity and cash flows of the Group Companies for the three-month period then ended (clauses (i) and (ii), collectively, the “Financial Statements”), each of which is attached as Section 2.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, where applicable), (B) fairly presents, in all material respects, the consolidated financial position of the Group Companies, the consolidated results of the Group Companies operations and comprehensive losses and statements of stockholders’ equity and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(b)  (i) The audited consolidated balance sheets of the Group Companies as of January 31, 2020 and January 31, 2021 and the related audited consolidated statements of operations and comprehensive loss, statements of stockholders’ equity and cash flows of the Group Companies for each of the periods then ended, (ii) the unaudited consolidated balance sheet of the Group Companies as of June 30, 2021 and the related audited consolidated statements of operations and comprehensive loss, statements of stockholders’ equity and cash flows of the Group Companies for the six-month period then ended (the “Closing Company Unaudited Financial Statements”) and (iii) the other financial statements or similar reports of the Group Companies required to be included in the Registration Statement / Proxy Statement (including customary pro forma financial statements) or any other filings to be made by the Group Companies or Pathfinder with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document (the financial statements described in this clause (i) and (iii), the “Other Closing Company Financial Statements”, and collectively with the Closing Company Unaudited Financial Statements, the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 4.17, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the consolidated financial position of the Group Companies, the consolidated results of the Group Companies’ operations and comprehensive losses, statements of partners’ capital and cash flows of the Group Companies for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor (except in the case of the Closing Company Financial Statements for which an unqualified report of the Company’s auditor is not yet available) and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the respective dates of delivery, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(c)  Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for, or directly or indirectly related to, a breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP. No Group Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among any Group Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or an “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid any disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiaries in the Financial Statements.

(d)  The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e)  Except as set forth in Section 2.4(e) of the Company Disclosure Schedule, since the incorporation of the Company, no Group Company has determined or otherwise received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 2.5  Consents and Requisite Governmental Approvals; No Violations.

(a)  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company or Stronghold Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company or Stronghold Merger Sub is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of the Designated Exchange to permit the Company Post-Closing Common Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on the Designated Exchange, (iii) filing of the Merger Filings, (iv) the approvals and consents to be obtained by Stronghold Merger Sub, the Company and Parent pursuant to Section 4.9 or Section 4.13, or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)  Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, neither the execution, delivery or performance by the Company or Stronghold Merger Sub of this Agreement nor the Ancillary Documents to which the Company or Stronghold Merger Sub is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s, Stronghold Merger Sub’s, Parent’s or Parent GP’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company, Parent or Parent GP is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of Parent or any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 2.6  Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 2.7  Material Contracts.

(a)  Section 2.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 2.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 2.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement and the Contracts required to be set forth on Section 2.24(b) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i)  any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii)   any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(iii)  any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract or similar Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the Contract or that is otherwise material, individually or in the aggregate, to the Group Companies, taken as a whole;

(v)  any Contract that (a) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area, (b) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (c) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer;

(vi)   any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $2,000,000 annually or (B) $5,000,000 over the life of the agreement;

(vii)   any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $2,000,000;

(viii)  any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix)   any Contract required to be disclosed on Section 2.19 of the Company Disclosure Schedules;

(x)  any Contract with any Person (A) pursuant to which any Group Company (or Pathfinder or any of its Affiliates after the Closing) may be required to pay royalties or other contingent payments based on any research, development, sale, distribution or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Owned Intellectual Property;

(xi)   any Contract pursuant to which the Group Companies acquire or otherwise gain access to or the use of any material Company Data for an expenditure by the Group Companies in an amount in excess of (A) $2,000,000 annually or (B) $5,000,000 over the current term of the agreement;

(xii)   any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual compensation is in excess of $500,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiii)  any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv)  any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any material payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Pathfinder or any of its Affiliates after the Closing);

(xv)  any Contract set forth or required to be set forth on Section 2.13(d) of the Company Disclosure Schedules;

(xvi)  any collective bargaining agreement or other Contract with any Union based in the United States; and

(xvii)  any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $5,000,000 or (B) aggregate payments to or from any Group Company in excess of $7,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b)  (i) each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to Pathfinder true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).

Section 2.8  Absence of Changes. During the period beginning on January 31, 2021 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Group Companies have conducted their respective business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Pathfinder if taken during the period from the date of this Agreement until the Closing pursuant to Section 4.1(b)(i), Section 4.1(b)(ii)(A), Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(b)(v), Section 4.1(b)(vii), Section 4.1(b)(xi), Section 4.1(b)(xii) Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xv) or Section 4.1(b)(xvi).

Section 2.9  Litigation. As of the date of this Agreement, there is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 2.10 Compliance with Applicable Law. Each Group Company and Parent (a) conducts (and since the Lookback Date has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company or Parent is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 2.11 Employee Plans.

(a)  Section 2.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Group Companies have provided Pathfinder with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, as applicable: (i) all current plan documents governing such plan and all amendments thereto (or, to the extent unwritten, a summary of its material terms), (ii) the current summary plan description and any summaries of material modifications thereto; (iii) the most recent annual report filed with the IRS (Form 5500-series) including all schedules and attachments thereto; (iv) each current related trust agreement or other funding arrangement (including insurance policies and stop loss insurance policies); (v) the most recent determination, advisory, or opinion letter from the IRS; and (vi) the most recent compliance testing results, including nondiscrimination testing, and (vii) all material, non-routine notices from or correspondence with any Governmental Entity relating to an Employee Benefit Plan received in the past three (3) years relating to any matter that has or could result in a material Liability to any Group Company.

(b)  No Group Company has any Liability (including any Liability on behalf of any ERISA Affiliate) with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service and, to the Company’s knowledge, there is no fact or circumstance that would adversely affect such favorable determination. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)  As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan except as is not and would not reasonably be expected to result in a material Liability to any Group Company. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made.

(e)  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase in any material respect the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iv) limit or restrict in any material respect the ability of Pathfinder or its Affiliates to merge, amend or terminate any Employee Benefit Plan, or (v) result in any payment that could constitute an “excess parachute payment” (within the meaning of Section 280G of the Code). The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(f)   Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement, or has any material unfunded or underfunded Liabilities.

Section 2.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a)  None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential liability under, violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b)  There is (and since the Lookback Date, or earlier to the extent unresolved, there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c)  There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances that has given rise or would give rise to any Liability pursuant to Environmental Laws for any Group Company.

The Group Companies have made available to Pathfinder copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 2.13 Intellectual Property.

(a)  Section 2.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all currently registered, issued or pending Company Registered Intellectual Property as of the date of this Agreement. Section 2.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property, as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)  As of the date of this Agreement, all necessary fees, maintenance, filings and renewals with respect to any material Company Registered Intellectual Property have been timely paid and all necessary documents and certificates in connection therewith have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars as necessary to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies, in each case for any Intellectual Property Rights, has been cancelled, abandoned, allowed to lapse or not renewed, except where the applicable Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the material Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c)  A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property used in and material to the business of each Group Company as currently conducted, free and clear of all Liens (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis.

(d)  Section 2.13(c) of the Company Disclosure Schedules sets forth a list of all current material Contracts for Company Licensed Intellectual Property as of the date of this Agreement under which any Group Company has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any material Company Licensed Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) Contracts with ancillary licenses where the licensing of or granting of rights in Intellectual Property Rights is not the primary purpose of such Contract and (D) non-disclosure agreements and licenses or other Contracts with employees, individual consultants or individual contractors that do not materially differ from the Group Companies’ form therefor that has been made available to Pathfinder. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, constitutes (x) all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and (y) all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, is valid, subsisting and to the Company’s knowledge, enforceable, and all of the Group Companies’ rights in and to the Company Registered Intellectual Property and the Company Owned Intellectual Property are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e)  Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since the Lookback Date (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Each Group Company’s past and present employees, consultants, advisors, collaboration partners and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company, or such Company Owned Intellectual Property has vested in a Group Company by operation of Law, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the Company’s knowledge, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement in any material respect.

(f)   Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by such Group Company. Without limiting the foregoing, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure or such Person was bound under applicable Law to equivalent limitations. To the Company’s knowledge, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there has not been since the Lookback Date any violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of each Group Company, or violation of any written obligations with respect to such trade secrets, know-how or confidential information.

(g)  None of the material Company Owned Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(h)  Since the Lookback Date, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, neither the conduct of the business of the Group Companies nor any of the current Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product has infringed, constituted or resulted from an unauthorized use or misappropriation of or otherwise violated any valid Intellectual Property Rights of any other Person.

(i)  Since the Lookback Date, there is no material Proceeding pending nor has any Group Company received any written charge, complaint, claim, demand, notice or other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) claiming that any Group Company must take a license under or refrain from using any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(j)  To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any material Company Owned Intellectual Property. Since the Lookback Date, no Group Company has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(k)  Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(l)  The Company IT Systems and Company Data are reasonably sufficient in all material respects for the needs of the Group Companies and Company Products, including as to capacity. Since the Lookback Date, there has been no failure, substandard performance, or any data loss involving any Company IT System that has caused a material disruption to the Group Companies or in any of the Company Products currently offered or under development by the Company that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions. The Company IT Systems do not contain any malware or other processes or components intentionally designed to permit unauthorized access to, maliciously disable, encrypt or erase, or otherwise harm any Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Since the Lookback Date, the Group Companies have not received written notice of any audit in connection with any Material Contract pursuant to which they use any third-party IT system or Company Data.

(m)   No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a Company Product or is otherwise considered Company Owned Intellectual Property and that is distributed to Persons outside of the Group Companies or its employees or contractors, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(n)  Each item of Company Owned Intellectual Property or material Company Licensed Intellectual Property will be owned or available for use by an applicable Group Company immediately subsequent to the Closing on identical terms and conditions as such Company Owned Intellectual Property or Company Licensed Intellectual Property was owned or available for use by the Group Companies immediately prior to the Closing, except as is not and would not have a Company Material Adverse Effect.

Section 2.14 Labor Matters.

(a)  None of the Group Companies has, or, since the Lookback Date has had, any material Liability for any past due wages or other compensation for services (including salaries, wage premiums or bonuses) to their current or former employees, directors, officers or other service providers, or any penalty, fine or other sum for failure to pay such compensation in a timely manner. Since the Lookback Date, (i) none of the Group Companies has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b)  Since the Lookback Date, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c)  No Group Company is a party to or bound by any collective bargaining agreements or other Contracts or arrangements with any labor union, works council, labor organization or other employee representative (each, a “Union”) nor, to the Company’s knowledge, is there any duty on the part of any Group Company to bargain or consult with, or provide notice to, any Union which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the transactions contemplated by this Agreement. No employee of any Group Company is represented by a Union with respect to his or her employment with such Group Company. Since the Lookback Date there has been no pending or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since the Lookback Date, there have been no pending or threatened labor organizing activities with respect to any employees of any Group Company.

(d)  No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, work schedule change, reduction in hours or reduction in salary or wages affecting employees of the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related Liability with respect to, arising out of or as a result of COVID-19.

(e)  To the Company’s knowledge, no executive, employee or group of employees with annualized compensation at or above $500,000 of any of the Group Companies has given notice of termination of employment with any of the Group Companies within the twelve (12) month period following the Closing Date. To the Company’s knowledge, no executive, employee or group of employees with annualized compensation at or above $500,000 has been accused of any sexual harassment, sexual assault or other similar sexual misconduct or sexual discrimination in connection with his or her employment with the Group Companies during the last three (3) years. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would bring the Group Companies into material disrepute.

Section 2.15 Insurance. Section 2.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Pathfinder. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 2.16 Tax Matters.

(a)  Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)  Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)  No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d)  No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)  No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)   No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)  There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h)  During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)  No Group Company (i) has since December 31, 2019, been a member of a consolidated, combined, unitary or aggregate group of which a Group Company (or any predecessor thereof) was not the ultimate parent or (ii) has, to the Company’s knowledge, any actual unpaid liability for the material Taxes of any person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) as a transferee or successor, or by contract, in each case other than pursuant to or arising from (x) agreements entered into in the ordinary course of business consistent with past practice and the primary purpose of each of which does not relate to Taxes and (y) a Group Company being a member of a consolidated, combined, unitary and/or aggregate group prior to December 31, 2019 (including, for the avoidance of doubt, the consolidated group that included GE Digital and certain of its affiliates).

(j)  No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file material Tax Returns that such Group Company is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, which claims have not been resolved or withdrawn.

(k)  No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that (i) is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes or (ii) in respect of Taxes that are not material) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)  Each Group Company is tax resident only in its country of formation.

(m)   No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)  No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. To the Company’s knowledge, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of Pathfinder or any of its respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment, in each case (i) based on Law (and applicable guidance) in effect and published as of the date hereof and (ii) assuming that the “continuity of business enterprise” requirement for treatment as a “reorganization” is met.

(o)  Following the Closing, the Qualified Group intends to opportunistically pursue M&A. Notwithstanding anything to the contrary, neither the Company nor the Stronghold Merger Sub is making any representation or warranty with respect to any Tax matters relating to taxable periods or portions thereof ending on or prior to February 1, 2019 (including the amount of any unpaid Tax liabilities with respect to such periods or any attributes that may be carried forward from such periods to a subsequent tax period)

Section 2.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 2.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 7.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies or Parent has any obligation.

Section 2.18 Real and Personal Property.

(a)  Owned Real Property. No Group Company owns any real property.

(b)  Leased Real Property. Section 2.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Pathfinder. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c)  Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and tangible properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 2.19 Transactions with Affiliates. Section 2.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company or Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company or Parent) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 4.1(b) or entered into in accordance with Section 4.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 4.1(b) or entered into in accordance with Section 4.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 2.19 are referred to herein as “Company Related Party Transactions”.

Section 2.20 Data Privacy and Security.

(a)  Each Group Company involved in the collection or Processing of Personal Data has implemented and, where applicable, posted written privacy notices relating to the Processing of Personal Data to the extent required by applicable Privacy Laws (“Privacy and Data Security Policies”) and is in compliance in all material respects with such Privacy and Data Security Policies.

(b)  To the Company’s knowledge, there are no pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity or (iv) any regulatory entity or self-regulatory entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c)  Since the Lookback Date, to the Company’s knowledge (i) there has been no unauthorized access, use, acquisition or disclosure of Personal Data, or confidential business information in the possession or control of any Group Company or, to the Company’s knowledge, any third party service provider acting on behalf of any Group Company, and (ii) there have been no unauthorized intrusions into or Security Breaches of any Group Company systems networks, communication equipment or other technology necessary for the operations of the Group Companies’ business, except in the case of clauses (i) and (ii), as would not be have a Company Material Adverse Effect. The Group Companies have not experienced any material successful unauthorized access to, use or modification of, or interference with Company IT Systems since the Lookback Date and none of the Group Companies is aware of any written or, to the Company’s knowledge, oral notices or complaints from any Person regarding such a Security Breach or incident, except in each case as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (A) there is no unauthorized code in any of the Company Products and none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity regarding the Company IT Systems, any of the Group Companies’ Processing of Personal Data, or the Group Companies’ compliance with applicable Privacy and Security Requirements and (B) since the Lookback Date, none of the Group Companies have provided or have been obligated to provide notice under any Privacy and Security Requirements regarding any Security Breach or unauthorized access to or use of any Company IT System or Personal Data.

(d)  Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Group Companies have in place disaster recovery and security plans and procedures, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Group Companies have a sufficient number of license seats for all Software included in the Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e)  Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies are and have been in compliance with all applicable Privacy and Security Requirements since the Lookback Date.

(f)   The Group Companies have implemented reasonable physical, technical and administrative safeguards designed to protect the privacy, operation, confidentiality, integrity and security of all Company IT Systems and Personal Data in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g)  To the extent required by applicable Privacy Law, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies have taken commercially reasonable measures designed to ensure all third party service providers, outsourcers, processors, or other third parties Processing Personal Data, in each case on behalf of the Group Companies, (i) use commercially reasonable measures designed to comply with applicable Privacy and Security Requirements; and (ii) use reasonable security measures with respect to Personal Data.

Section 2.21 Customers and Suppliers.

(a)  Except as set forth on Section 2.21(a) of the Company Disclosure Schedule, the Group Companies have no outstanding material disputes concerning its products and/or services with any customer who was one of the 10 largest customers of or to the Group Companies in the year ended January 31, 2021 (each, a “Significant Customer”), and, to the Company’s knowledge, there is no material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Section 2.21(a) of the Company Disclosure Schedule. No Significant Customer has communicated in writing that it does not intend to continue as a customer of the applicable Group Company after the Closing or that it intends to terminate or materially modify existing Contracts with the applicable Group Company, nor does the Company have any knowledge of any Significant Customer’s intent to discontinue its relationship, reduce or materially modify existing Contracts.

(b)  Except as set forth on Section 2.21(b) of the Company Disclosure Schedule, the Group Companies have no outstanding material disputes concerning products and/or services provided by any supplier or partner who either, (i) in the year ended January 31, 2021, was one of the 10 largest suppliers of products and/or services to or partner of the Company, based on amounts paid or payable with respect to such period (each, a “Significant Supplier”) or (ii) is a material data provider. Each Significant Supplier is listed on Section 2.21(b) of the Company Disclosure Schedule. The Group Companies have not received any information from any Significant Supplier that such supplier shall not continue as a supplier to the applicable Group Company after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the applicable Group Company.

Section 2.22 Compliance with International Trade & Anti-Corruption Laws.

(a)  Neither the Group Companies nor, any of their respective officers, directors, or employees, or to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the Lookback Date, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is (or the government of which is) itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, and Syria); (iii) an entity fifty percent (50%) or more-owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii), in each case in violation of applicable Sanctions and Export Control Laws or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(b)  Neither the Group Companies nor, any of their respective officers, directors, or employees, or to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or any other Person for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment, in each case in violation of any applicable Anti-Corruption Laws.

Section 2.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies or Parent expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Pathfinder Holders or at the time of the Pathfinder Shareholders Meeting or at the First Merger Effective Time, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.24 No Other Activities.

(a)  Stronghold Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incidental or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

(b)  Parent was organized solely for the purposes of holding Equity Securities of the Company and has not conducted any activities or businesses other than the activities (i) in connection with or incidental or related to its organization or continuing corporate (or similar) existence, (ii) related to its ownership of Equity Securities of the Company, (iii) those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) those that are administrative, ministerial or otherwise immaterial in nature or (v) those set forth on Section 2.24(b)(iv) of the Company Disclosure Schedules. Except as set forth on Section 2.24(b)(v) of the Company Disclosure Schedules, (A) Parent is not party to any Contract related to the business or operations of any Group Company or any Contract or arrangement that could result in Liability to any Group Company and (B) from and after the Closing, no Person (including any Parent Equityholders) will have any rights with respect to any Group Company or any of its properties, business or assets (including any Equity Securities of any Group Company) vis-à-vis any Contracts with Parent or the Governing Documents of Parent.

Section 2.25 SEC Filing. As of the Closing, the Company will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it to effect the Transactions subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Company SEC Reports”). Each of the Company SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Company SEC Reports (assuming that the representation and warranty set forth in Section 3.5 is true and correct in all respects with respect to all information supplied by or on behalf of Pathfinder expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (assuming that the representation and warranty set forth in Section 3.5 is true and correct in all respects with respect to all information supplied by or on behalf of Pathfinder expressly for inclusion or incorporation by reference therein).

Section 2.26 Investigation; No Other Representations.

(a)  Each of the Company and Stronghold Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, Pathfinder and (ii) it has been furnished with or given access to such documents and information about Pathfinder and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)  In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each of the Company and Stronghold Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of Pathfinder, any Pathfinder Non-Party Affiliate or any other Person, either express or implied, and the Company and Stronghold Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party, none of Pathfinder, any Pathfinder Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 2.27 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PATHFINDER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), Except for the representations and warranties expressly set forth in Article II, any certificates required to be delivered in connection with the closing OR the ancillary DOCUMENTS, NONE OF The Company, Stronghold merger sub, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, and the company and stronghold merger sub EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO PATHFINDER OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PATHFINDER OR ANY PATHFINDER NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article II, any certificates required to be delivered in connection with the closing OR the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANy or stronghold merger sub, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PATHFINDER OR ANY PATHFINDER NON-PARTY AFFILIATE IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO PATHFINDER

(a)  Subject to Section 7.8, except as set forth on the Pathfinder Disclosure Schedules, or (b) except as set forth in any Pathfinder SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Pathfinder hereby represents and warrants to the Company and Merger Sub as follows:

Section 3.1  Organization and Qualification. Pathfinder is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 3.2  Authority. Pathfinder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Pathfinder Shareholder Approval, as required by the Cayman Act and, following the First Merger Effective Time, the written consent of the Company as the sole shareholder of Pathfinder following the First Merger, the execution and delivery of this Agreement, the Ancillary Documents to which Pathfinder is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of Pathfinder. This Agreement has been and each Ancillary Document to which Pathfinder is or will be a party will be, upon execution thereof, duly and validly executed and delivered by Pathfinder and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of Pathfinder (assuming this Agreement has been and the Ancillary Documents to which Pathfinder is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Pathfinder in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.3  Consents and Requisite Governmental Approvals; No Violations.

(a)  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Pathfinder with respect to Pathfinder’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of the Designated Exchange to permit the Company Post-Closing Common Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on the Designated Exchange or in order to deregister the Pathfinder Class A Shares and Pathfinder Warrants following the First Merger Effective Time, (iii) any filings required under the Cayman Act in connection with the Pre-Closing Reorganization, (iv) the filing of the Merger Filings, (v) the Pathfinder Sponsor Consent and, following the First Merger Effective Time, the written consent of the Company as the sole shareholder of Pathfinder following the Merger, (vi) the Pathfinder Shareholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Pathfinder Material Adverse Effect.

(b)  Neither the execution, delivery or performance by Pathfinder of this Agreement nor the Ancillary Documents to which Pathfinder is or will be a party nor the consummation by Pathfinder of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of Pathfinder, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Pathfinder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Pathfinder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of Pathfinder, except in the case of clauses (ii) through (iv) above, as would not have a Pathfinder Material Adverse Effect.

Section 3.4  Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.4 of the Pathfinder Disclosure Schedules (which fees shall be the sole responsibility of the Pathfinder, except as otherwise provided in Section 7.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pathfinder for which Pathfinder has any obligation.

Section 3.5  Information Supplied. None of the information supplied or to be supplied by or on behalf of Pathfinder expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Pathfinder Holders or at the time of the Pathfinder Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.6  Capitalization of Pathfinder.

(a)  Except for changes as either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10 or in respect of Pathfinder Shareholder Redemptions or exercises of Pathfinder Warrants, Section 3.6(a) of the Pathfinder Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Pathfinder Shares and the Pathfinder Warrants. All outstanding Equity Securities of Pathfinder (except to the extent such concepts are not applicable under the applicable Law of Pathfinder’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) have been duly authorized and validly issued and, in the case of the Pathfinder Class A Shares and Pathfinder Class B Shares, are fully paid and non-assessable. The Equity Securities (i) were not issued in violation of the Governing Documents of Pathfinder and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Pathfinder or under this Agreement or the Ancillary Documents) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Pathfinder Shares and Pathfinder Warrants set forth on Section 3.6(a) of the Pathfinder Disclosure Schedules (assuming that no Pathfinder Shareholder Redemptions are effected and no Pathfinder Warrants are exercised) or as either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10, immediately prior to Closing, there shall be no other outstanding Equity Securities of Pathfinder.

(b)  Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Pathfinder, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10, there is no obligation of Pathfinder, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Pathfinder.

(c)  Section 3.6(c) of the Pathfinder Disclosure Schedules sets forth as of the date of this Agreement a list of all Indebtedness for borrowed money of Pathfinder, including the principal amount of such Indebtedness, the outstanding balance, and the debtor and the creditor thereof.

Section 3.7  SEC Filings. Pathfinder has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Pathfinder SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Pathfinder SEC Reports”). Each of the Pathfinder SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Pathfinder SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Pathfinder SEC Reports or the Additional Pathfinder SEC Reports (for purposes of the Additional Pathfinder SEC Reports, assuming that the representation and warranty set forth in Section 2.23 is true and correct in all respects with respect to all information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement). As of their respective dates of filing, the Pathfinder SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Pathfinder SEC Reports, assuming that the representation and warranty set forth in Section 2.23 is true and correct in all respects with respect to all information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Pathfinder SEC Reports.

Section 3.8  Trust Account. As of the date of this Agreement, Pathfinder has an amount in cash in the Trust Account equal to at least $325,000,000. The funds held in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. The funds held in the Trust Account are held in trust pursuant to that certain Investment Management Trust Agreement, dated as of February 16, 2021 (the “Trust Agreement”), between Pathfinder and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Pathfinder SEC Reports to be inaccurate in any material respect or, to Pathfinder’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Pathfinders Holders who shall have elected to redeem their Pathfinder Class A Shares pursuant to the Governing Documents of Pathfinder or (iii) if Pathfinder fails to complete a business combination within the allotted time period set forth in the Governing Documents of Pathfinder and liquidates the Trust Account, subject to the terms of the Trust Agreement, Pathfinder (in limited amounts to permit Pathfinder to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Pathfinder) and then the Pre-Closing Pathfinder Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Pathfinder and the Trust Agreement. As of the date of this Agreement, Pathfinder has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in any material respect under the Trust Agreement, and, to the knowledge of Pathfinder, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since February 16, 2021, Pathfinder has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Pathfinder Holders who have elected to redeem their Pathfinder Class A Shares pursuant to the Governing Documents of Pathfinder, each in accordance with the terms of and as set forth in the Trust Agreement, Pathfinder shall have no further obligation under either the Trust Agreement or the Governing Documents of Pathfinder to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 3.9  Transactions with Affiliates. Section 3.9 of the Pathfinder Disclosure Schedules sets forth all Contracts between (a) Pathfinder, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either Pathfinder or the Sponsor, on the other hand (each Person identified in this clause (b), an “Pathfinder Related Party”), other than (i) Contracts with respect to a Pathfinder Related Party’s employment with, or the provision of services to, Pathfinder entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts with respect to a Pre-Closing Pathfinder Holder’s or a holder of Pathfinder Warrants’ status as a holder of Pathfinder Shares or Pathfinder Warrants, as applicable, and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10. Except as set forth on Section 3.9 of the Pathfinder Disclosure Schedules or as either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10, no Pathfinder Related Party (A) owns any interest in any material asset used in the business of Pathfinder, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Pathfinder or (C) owes any material amount to, or is owed material any amount by, Pathfinder. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.9 are referred to herein as “Pathfinder Related Party Transactions”.

Section 3.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to Pathfinder’s knowledge, threatened against Pathfinder that, if adversely decided or resolved, would be material to Pathfinder, taken as a whole. None of Pathfinder nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by Pathfinder pending against any other Person.

Section 3.11 Compliance with Applicable Law. Pathfinder is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a Pathfinder Material Adverse Effect.

Section 3.12 Business Activities. Since its incorporation, Pathfinder has not conducted any business activities other than activities (a) in connection with or incidental or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in this Agreement, the Ancillary Documents or as set forth in Pathfinder’s Governing Documents, there is no Contract binding upon Pathfinder or to which Pathfinder is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

Section 3.13  Internal Controls; Listing; Financial Statements.

(a)  Except as is not required in reliance on exemptions from various reporting requirements by virtue of Pathfinder’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Pathfinder has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Pathfinder’s financial reporting and the preparation of Pathfinder’s financial statements for external purposes in accordance with GAAP and (ii) Pathfinder has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Pathfinder is made known to Pathfinder’s principal executive officer and principal financial officer by others within Pathfinder.

(b)  Pathfinder has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)  Since its initial public offering, Pathfinder has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Pathfinder Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Pathfinder, threatened against Pathfinder by Nasdaq or the SEC with respect to any intention by such entity to deregister Pathfinder Class A Shares or prohibit or terminate the listing of Pathfinder Class A Shares on Nasdaq. Except as otherwise contemplated in connection with the Closing and the transactions contemplated by this Agreement and the Ancillary Documents, Pathfinder has not taken any action that is designed to terminate the registration of Pathfinder Class A Shares under the Exchange Act.

(d)  The Pathfinder SEC Reports contain true and complete copies of the applicable Pathfinder Financial Statements. The Pathfinder Financial Statements (i) fairly present in all material respects the financial position of Pathfinder as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Pathfinder Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(e)  Pathfinder has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Pathfinder’s and its Subsidiaries’ assets. Pathfinder maintains and, for all periods covered by the Pathfinder Financial Statements, has maintained books and records of Pathfinder in the ordinary course of business that are designed to provide reasonable assurance regarding the accuracy and completeness thereof and reflect the revenues, expenses, assets and liabilities of Pathfinder in all material respects.

(f)   Since its incorporation, Pathfinder has not received any written complaint, allegation, assertion, claim or notification that there is (i) a “significant deficiency” in the internal controls over financial reporting of Pathfinder to Pathfinder’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Pathfinder to Pathfinder’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of Pathfinder who have a significant role in the internal controls over financial reporting of Pathfinder.

Section 3.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 3.14 of the Pathfinder Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 3.14 of the Pathfinder Disclosure Schedules), (c) that are incurred in connection with or incidental or related to Pathfinder’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 4.10(d) or incurred in accordance with Section 4.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the Pathfinder Financial Statements included in the Pathfinder SEC Reports, Pathfinder does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 3.15 Tax Matters.

(a)  Pathfinder has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Pathfinder has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)  Pathfinder has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)  Pathfinder is not currently the subject of a Tax audit or examination with respect to material taxes. Pathfinder has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)  Pathfinder has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)  No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Pathfinder which agreement or ruling would be effective after the Closing Date.

(f)   Pathfinder is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)  Pathfinder is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(h)  Pathfinder has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. To the knowledge of Pathfinder, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by Parent, Parent GP or any Group Company or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment, in each case (i) based on Law (and applicable guidance) in effect and published as of the date hereof and (ii) assuming that the “continuity of business enterprise” requirement for treatment as a “reorganization” is met.

Section 3.16 Investigation; No Other Representations.

(a)  Pathfinder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)  In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Pathfinder has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article II and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, Stronghold Merger Sub, any Company Non-Party Affiliate or any other Person, either express or implied, and Pathfinder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article II and in the Ancillary Documents to which it is or will be a party, none of the Company, Stronghold Merger Sub, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.17 Compliance with International Trade & Anti-Corruption Laws.

(a)  Since the Lookback Date, neither Pathfinder nor, to Pathfinder’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria); (iii) an entity fifty percent (50%) or more-owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii), in each case in violation of applicable Sanctions and Export Control Laws.

(b)  Since the Lookback Date, neither Pathfinder nor, to Pathfinder’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person; (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.18 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, STRONGHOLD MERGER SUB OR ANY OF THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, PATHFINDER, ANY PATHFINDER NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND PATHFINDER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PATHFINDER THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PATHFINDER BY OR ON BEHALF OF THE MANAGEMENT OF PATHFINDER OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, STRONGHOLD MERGER SUB OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF PATHFINDER ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PATHFINDER, ANY PATHFINDER NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, STRONGHOLD MERGER SUB OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article IV
COVENANTS

Section 4.1  Conduct of Business of the Company.

(a)  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 4.1(a) or Section 4.1(b) of the Company Disclosure Schedules, or as consented to in writing by Pathfinder (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b)  Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 4.1(b) of the Company Disclosure Schedules or as consented to in writing by Pathfinder (such consent, other than in the case of Section 4.1(b)(i), Section 4.1(b)(ii)(A), Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(b)(vii), Section 4.1(b)(xi), Section 4.1(b)(xii) Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xv) or Section 4.1(b)(xvi) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)  declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)   (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, except, in each case, for acquisitions whose aggregate consideration (for all such acquisitions) is not greater than $5,000,000;

(iii)  adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv)   (A) transfer, sell, assign, abandon, lease, license, permit to lapse or expire, or otherwise dispose of any material assets or material properties of any Group Company, other than grants by any Group Company of non-exclusive rights in Company Owned Intellectual Property, transactions with any other Group Company, or pursuant to contracts entered into in the ordinary course of business consistent with past practice, or (B) create, subject to or incur any Lien on any material assets or properties of any Group Company (other than Permitted Liens);

(v)  transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, as applicable;

(vi)   incur, create or assume any Indebtedness for borrowed money, other than ordinary course trade payables;

(vii)   make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans, guarantees or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii)  except (x) as required under the terms of any Employee Benefit Plan that is set forth on the Section 2.11(a) of the Company Disclosure Schedules or (y) in the ordinary course of business consistent with past practice or as otherwise required by Law (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is prohibited by any other provision of this Section 4.1(b)), (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement (other than termination of any consulting or similar agreement with any individual independent contractor with annual compensation in excess of $500,000), (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) negotiate, enter into, amend or extend any collective bargaining agreement or other Contract with a Union or recognize or certify any Union as the bargaining representative for any employees of any Group Company, (F) hire or engage, furlough, temporarily lay off or terminate the employment or engagement of (other than for cause), any employee or individual independent contractor with annual compensation in excess of $500,000 other than for cause, or (G) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other actions that could implicate WARN;

(ix)   make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(x)  enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future any material, non-monetary obligations on any Group Company;

(xi)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii)   change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii)  enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiv)  make any Change of Control Payment that is not set forth on Section 2.2(g) of the Company Disclosure Schedules;

(xv)  (A) amend, modify or terminate any Material Contract of the type described in Section 2.7(a)(v)(A), Section 2.7(a)(ix), Section 2.7(a)(xii)(B) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 2.7(a)(v)(A), Section 2.7(a)(ix) or Section 2.7(a)(xii)(B) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 2.7(a)(v)(A), Section 2.7(a)(ix) or Section 2.7(a)(xii)(B) or (D) consummate any other transaction or make (or agree to make) any other payments that, if reflected in a Contract and existing on the date hereof, would be required to be disclosed on Section 2.19 of the Company Disclosure Schedules; or

(xvi)  enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 4.1.

Notwithstanding anything in this Section 4.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Pathfinder, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 4.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Board reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 4.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give Pathfinder prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) and (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to Pathfinder promptly after such act or omission and (ii) in no event shall clause (b) and (c) be applicable to any act or omission of the type described in Section 4.1(b)(i), Section 4.1(b)(ii), Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(b)(v) Section 4.1(b)(viii), Section 4.1(b)(ix), Section 4.1(b)(xi), Section 4.1(b)(xii), Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xv) or Section 4.1(b)(xvi) (to the extent related to any of the foregoing), (d) Section 4.20 (and not this Section 4.1) shall govern and control with respect to Merger Sub’s activities, businesses and other actions from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms and, in the event that this Section 4.1 conflicts with Section 4.20, then Section 4.20 shall govern and control to the extent of such conflict and (e) the covenants and agreements set forth in this Section 4.1 shall be in addition to, and not affect or otherwise limit, any covenants or agreements of Parent, Parent GP or Silver Lake contained in the Company Transaction Support Agreement.

Section 4.2  Efforts to Consummate; Litigation.

(a)  Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article V and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) subject to

Section 4.23, using reasonable best efforts to obtain the Strategic Investor Financing on the terms and subject to the conditions set forth in the Strategic Investor Subscription Agreements (including, in the case of the Company, by obtaining Pathfinder’s prior written consent prior to consenting to any termination of the Strategic Investor Subscription Agreements) and (iii) the Group Companies, Parent or Parent GP taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 4.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the First Merger Effective Time, Pathfinder)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Pathfinder shall promptly inform the Company of any communication between Pathfinder, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Pathfinder of any communication between any Group Company, Parent or Parent GP, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Nothing in this Section 4.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with Pathfinder’s and the Company’s prior written consent.

(b)  From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Pathfinder, on the one hand, and any Group Company, Parent or Parent GP, on the other hand, shall each promptly notify each other of any communication received from any Governmental Entity regarding the transactions contemplated by this Agreement or any Ancillary Document. From and after the date of this Agreement until the earlier of the Closing or a termination of this Agreement in accordance with its terms, each of the Group Companies, Parent, Parent GP and Pathfinder shall give counsel for the Company (in the case of Pathfinder) or Pathfinder (in the case of any Group Company, Parent or Parent GP), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of Pathfinder, the Company, or, in the case of the any Group Company, Parent or Parent GP, Pathfinder in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of Pathfinder, the Company, or, in the case of any Group Company, Parent or Parent GP, Pathfinder, the opportunity to attend and participate in such meeting or discussion.

(c)  Notwithstanding anything to the contrary in the Agreement, in the event that this Section 4.2 conflicts with any other covenant or agreement in this Article IV that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)  From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Pathfinder, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, Pathfinder or any of its Representatives (in their capacity as a representative of Pathfinder) or, in the case of the Company, any Group Company, Parent or Parent GP or any of their respective Representatives (in their capacity as a representative of any Group Company, Parent or Parent GP). Pathfinder and each Group Company, Parent and Parent GP shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, in no event shall (x) Pathfinder or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), or (y) any Group Company, Parent or Parent GP or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of Pathfinder (prior to the First Merger Effective Time) or the Sponsor (following the First Merger Effective Time) (in either case, such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that following the Closing Date, the prior written consent of the Sponsor shall not be required pursuant to this clause (y) if (A) none of Sponsor, any of its Representatives or any officer, director or other representative of Pathfinder prior to the First Merger Effective Time are the subject of (in whole or in part) such Transaction Litigation and (B) such settlement or compromise does not contain a claim of, admission, statement or other acknowledgement of wrongdoing or liability by Sponsor, any of its Representatives or any officer, director or other representative of Pathfinder prior to the First Merger Effective Time.

Section 4.3  Confidentiality and Access to Information.

(a)  The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference; provided, that notwithstanding anything to the contrary in the Confidentiality Agreement, each Party hereby acknowledges and agrees that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby or hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 4.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable shall govern and control to the extent of such conflict.

(b)  From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Pathfinder and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to Pathfinder or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and Pathfinder, any Pathfinder Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law.

(c)  From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Pathfinder shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of Pathfinder (in a manner so as to not interfere with the normal business operations of Pathfinder). Notwithstanding the foregoing, Pathfinder shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which Pathfinder is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of Pathfinder with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to Pathfinder under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), Pathfinder shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if Pathfinder, the Sponsor or any of their respective Representatives, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Pathfinder shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law.

(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 4.4 Public Announcements.

(a) Subject to Section 4.4(b), Section 4.7 and Section 4.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Pathfinder or, after the Closing, the Company and Sponsor; provided, however, that each Party, the Sponsor or any of their respective Representatives may issue or make, as applicable any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall use reasonable best efforts to consult with the Company, if the disclosing Person is Pathfinder, the Sponsor or any of their respective Representatives, or Pathfinder, if the disclosing Person is the Company, Merger Sub or any of their respective Representatives to review such announcement or communication and provide such person with the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Person shall use reasonable best efforts to consult with the Company, if the disclosing Person is Sponsor or any of its Representatives, or Sponsor, if the disclosing party is the Company or any of its Representatives, and provide such Person with the opportunity to comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent any such press release, public announcement or other communication contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 4.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 4.4 or otherwise in this Agreement, the Parties agree that (A) Silver Lake and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, and (B) the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, provided that in each of clause (A) and (B) above the recipients of such information are subject to confidentiality obligations with respect to such information prior to the receipt thereof.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Pathfinder prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof (or, if the date of execution of this Agreement is a not a Business Day, on the first Business Day following execution of this Agreement). Promptly after the execution of this Agreement, Pathfinder shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Pathfinder shall consider such comments in good faith. The Company, on the one hand, and Pathfinder, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Pathfinder and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Pathfinder shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Pathfinder prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders (or, in the case of the Company, Parent Equityholders), and such other matters as may be reasonably necessary for such press release or filing.

Section 4.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that this Agreement and the Mergers qualify for the Intended Tax Treatment. Each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to so qualify; provided that, subject to application of Section 7.19, in order to so qualify, for the avoidance of doubt, the Parties shall not be required to amend this Agreement. The Parties shall file all Tax Returns consistent with, and take no initial position inconsistent with the Intended Tax Treatment described in this Section 4.5(a)(i) except upon a contrary final determination by an applicable Tax authority or upon a change in applicable Law (including new published guidance or interpretations thereof) after the date hereof; provided, however, that, if Kirkland & Ellis LLP does not provide the opinion to Pathfinder that the Intended Tax Treatment is at least more likely than not to apply to the transactions contemplated hereby, no Group Company will be required to take a tax return reporting position (or position in connection with any Tax audit or examination, investigation, or proceeding) unless such Group Company is advised by a tax advisor reasonably acceptable to such Group Company (which shall include a “Big 4” accounting firm engaged by the Company) that such position is more likely than not to be sustained on its merits.

(ii) Pathfinder and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Mergers qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Pathfinder and the Company shall deliver to Ropes & Gray LLP and Kirkland & Ellis, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if such tax opinion is required by the SEC, Pathfinder shall request Kirkland & Ellis LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Merger provided that the Parties acknowledge Kirkland & Ellis LLP is not obligated to deliver any such opinion and, if so requested, will not deliver any such tax opinion to the extent that the opinion committee of Kirkland & Ellis LLP determines in good faith it is unable to do so. Notwithstanding anything to the contrary in this Agreement, including, but not limited to this Section 4.5, in no event shall the Company or its Affiliates be required to warrant or represent to Kirkland & Ellis LLP any legal conclusions in respect of the Intended Tax Treatment, including, but not limited to, whether the “continuity of business enterprise” requirement for the Intended Tax Treatment is met, the foregoing, however, for the avoidance of doubt, shall not limit any factual statements Kirkland & Ellis LLP may require from the Company. For the avoidance of doubt, no Group Company (or any of its Affiliates) is required to make any representations pursuant to this Agreement, including, but not limited, in accordance with Section 4.5(a) and Section 4.7, that are more restrictive or cumbersome on a Group Company than are the representations set forth in Section 4.5(d). Notwithstanding the above, if the Alternative Transaction Structure is undertaken pursuant to Section 7.19 and the SEC requests or requires that tax opinions be prepared and submitted as contemplated above, the Company shall request Ropes & Gray LLP, to furnish an opinion, subject to customary assumptions and limitations, to the effect that the transaction is a “reorganization” with respect to the acquisition of the Company.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing Pathfinder Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Pathfinder’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Mergers.

(c) Transfer Taxes. The Company shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Mergers or the other transactions contemplated by this Agreement.

(d) Post-Closing Covenants.

(i) Immediately following the Company Merger Effective Time, the Company (or a member of the Company’s “qualified group” (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)) (collectively, the “Qualified Group”)) shall deposit or cause to be deposited into a segregated account (the “Segregated Account”) all of the Pathfinder Post-Closing Cash and, thereafter, the Company and the Qualified Group shall not permit additional amounts to be deposited into the Segregated Account at any time. For purposes of clarity, the use of a segregated account is solely for purposes of tracking the use of funds and is not limiting of the withdrawal or use of funds in the Segregated Account by the Company for purposes consistent with sub-clauses (ii) and (iii) below.

(ii)   Following the First Merger Effective Time, from withdrawals from the Segregated Account, the Company and the Qualified Group shall use (x) at least fifty percent (50%) of the Pathfinder Closing Cash or (y), if the amount of Pathfinder Post-Closing Cash is less than the amount described in clause (x), 100% of such Pathfinder Post-Closing Cash, in either case, plus any other assets of Pathfinder that are not cash or cash equivalents in the Company’s Business, including for the funding of capital expenditures with respect to the Company’s Business, loans to the members of the Qualified Group, expenditures arising with respect to M&A Activity (including payment of the purchase price of mergers and acquisitions, the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers associated with such M&A Activity and any Permitted Indebtedness), payment of any Unpaid Pathfinder Expenses, payment of compensation to service providers engaged in the Company’s Business, and funding of other operating expenses of the Qualified Group in respect of the Company’s Business.

(iii)   Following the First Merger Effective Time, the Company shall not and shall not permit the Qualified Group to use any of the Pathfinder Post-Closing Cash (except to the extent such Pathfinder Post-Closing Cash exceeds 50% of the Pathfinder Closing Cash) for the following purposes (whether in connection with the Transactions or after the consummation of the Transactions): (i) fund redemptions of equity interests in the Company or any of its Affiliates, (ii) pay any transaction expenses incurred by the Company (or any of its Affiliates) in connection with the consummation of the Transactions (for purposes of clarity, the Company shall be allowed to use the Pathfinder Post-Closing Cash deposited in the Segregated Account for purposes of paying any Unpaid Pathfinder Expenses), (iii) repay any indebtedness of the Company or its Affiliates, or (iv) fund distributions, dividends, or payments to or for the benefit of any creditors or stockholders of the Company or any of its Affiliates in their capacities as such; provided that, for purposes of clarity, clauses (iii) and (iv) shall not apply to payment of Permitted Indebtedness.

Section 4.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies, Parent, Parent GP and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, accept, or negotiate, directly or indirectly, any inquiry, proposal or offer (whether formal or informal, written, oral or otherwise) with respect to a Company Acquisition Proposal; (ii) furnish or provide any non-public information or documents to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into, participate in or continue in any discussions or negotiations with any third party in connection with or related to, or approve, accept, or enter into any letter of intent, term sheet or Contract or other arrangement or understanding regarding, any Company Acquisition Proposal; (iv) prepare, submit, file or take any steps in connection with a public or other offering or sale of any Equity Securities of any Group Company (or any Affiliate, current or future parent entity or successor of any Group Company), including making any filings or confidential submissions to the SEC related there or filing or submitting a registration statement (or similar document) with the SEC or make any public statement, announcement or filing with respect to a potential or actual offering of securities, other than as expressly contemplated by this Agreement or any Ancillary Document; (v) consummate any Company Acquisition Proposal; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) terminate, and cause each of its parent entities, Affiliates and Subsidiaries, and its and their Representatives to terminate, any and all existing discussions or negotiations with any Person or group of Persons regarding a Company Acquisition Proposal, (B) notify Pathfinder promptly upon receipt of any Company Acquisition Proposal by any Group Company or Affiliate or any officer, director, equity holder, employee or other Representative, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and to provide a copy of any such Company Acquisition Proposal, if extended in writing, and (C) keep Pathfinder reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Pathfinder shall not, and each of them shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, accept, or negotiate, directly or indirectly, any inquiry, proposal or offer (whether formal or informal, written, oral or otherwise) with respect to a Pathfinder Acquisition Proposal; (ii) furnish or provide any non-public information or documents to any Person in connection with, or that could reasonably be expected to lead to, a Pathfinder Acquisition Proposal; (iii) enter into, participate in or continue any discussions or negotiations with any third party in connection with or related to, or approve, accept or enter into any letter of intent, term sheet or Contract or other arrangement or understanding regarding any Pathfinder Acquisition Proposal; (iv) prepare, submit, file or take any steps in connection with an offering of any securities of Pathfinder (or any controlled Affiliate or successor of Pathfinder), other than expressly contemplated by this Agreement or any Ancillary Document; (v) consummate any Pathfinder Acquisition Proposal; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Pathfinder agrees to (A) terminate, and cause its Representatives to terminate, any and all existing discussions or negotiations with any Person or group of Persons other than the Company regarding a Pathfinder Acquisition Proposal, (B) notify the Company promptly upon receipt of any Pathfinder Acquisition Proposal by Pathfinder, and to describe the material terms and conditions of any such Pathfinder Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Pathfinder Acquisition Proposal) and to provide a copy of any such Pathfinder Acquisition Proposal, if extended in writing, and (C) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

(c) For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 4.6 shall not prohibit the Company, Pathfinder or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 4.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or Pathfinder Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 4.6.

Section 4.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, Pathfinder and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Pathfinder or the Company, as applicable), and the Company shall file with the SEC, the Registration Statement / Proxy Statement (it being understood and agreed that the Registration Statement / Proxy Statement shall include a proxy statement of Pathfinder which will be included therein and which will be used for the Pathfinder Shareholders Meeting to solicit the adoption and approval of the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the Pathfinder Shareholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Pathfinder’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and the Designated Exchange and Nasdaq). Each of Pathfinder and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, in the case of the Company, using reasonable best efforts to provide the financial statements (audited and unaudited) of, and any other information with respect to, the Group Companies and pro forma financial statements for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments or requests from the SEC and to cause the Group Companies’ independent auditor to deliver the required audit opinions and consents); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments or requests of the SEC or its staff; (c) promptly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of Pathfinder or the Company, as applicable) any amendments or supplements to the Registration Statement / Proxy Statement in order to address comments or requests from the SEC or its staff (which amendments or supplements shall be promptly filed by the Company), (d) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (e) keep the Registration Statement / Proxy Statement effective through the Closing and as long as is necessary in order to permit the consummation of the transactions contemplated by this Agreement. Pathfinder, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 4.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of Pathfinder or the Company to the SEC or the Designated Exchange in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 4.5(a)(iii); provided, however, that neither Party shall use any such information for any purposes other than those contemplated by this Agreement or any Ancillary Document unless such Party obtains the prior written consent of the other Party. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of Pathfinder, the Company, or, in the case of the Company or Stronghold Merger Sub, Pathfinder, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Pathfinder, the Company, or, in the case of the Company or Stronghold Merger Sub, Pathfinder (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) the Company shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) if requested by Pathfinder, the Parties shall use reasonable best efforts to cause the mailing of such amendment or supplement to the Pre-Closing Pathfinder Holders. The Company shall promptly advise Pathfinder of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Company Post-Closing Common Shares for offering or sale in any jurisdiction, and Pathfinder and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.8 Pathfinder Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Pathfinder shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “Pathfinder Shareholders Meeting”) in accordance with the Governing Documents of Pathfinder, for the purposes of obtaining the Pathfinder Shareholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect a Pathfinder Shareholder Redemption. Except as otherwise required by applicable Law following an Intervening Event, Pathfinder shall, through unanimous approval of the Pathfinder Board, recommend to its shareholders (the “Pathfinder Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Mergers and the authorization of the First Plan of Merger) (the “Business Combination Proposal”); (ii) the adoption and approval of each other proposal that either the SEC or the Designated Exchange (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (iii) the adoption and approval of each other proposal reasonably agreed to by Pathfinder and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (iv) the adoption and approval of a proposal for the adjournment of the Pathfinder Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (iv) together, the “Transaction Proposals”); provided, that Pathfinder may adjourn the Pathfinder Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Pathfinder Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pathfinder has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Pathfinder Holders prior to the Pathfinder Shareholders Meeting or (D) if the holders of Pathfinder Class A Shares have elected to redeem a number of Pathfinder Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 5.1(e) not being satisfied; provided that, without the consent of the Company, in no event shall Pathfinder adjourn the Pathfinder Shareholders Meeting on more than three occasions or for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Except as otherwise required by applicable Law following an Intervening Event, the Pathfinder recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law following an Intervening Event, Pathfinder covenants that none of the Pathfinder Board nor any committee of the Pathfinder Board shall withdraw or modify, or propose publicly or by formal action of the Pathfinder Board or any committee of the Pathfinder Board to withdraw or modify, in a manner adverse to the Company, the Pathfinder Board Recommendation.

Section 4.9 Stronghold Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, the Company, as the parent and sole shareholder of Stronghold Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Stronghold Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the First Merger).

Section 4.10 Conduct of Business of Pathfinder. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Pathfinder shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Strategic Investor Financing or the Sponsor Letter Agreement), as required by applicable Law, as set forth on Section 4.10 of the Pathfinder Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to, or waive any provisions of, the Trust Agreement, Warrant Agreement or the Governing Documents of Pathfinder or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Pathfinder or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Pathfinder or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Pathfinder or any of its Subsidiaries;

(f)   issue any Equity Securities of Pathfinder or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Pathfinder or any of its Subsidiaries;

(g) enter into, renew, modify or revise any Pathfinder Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Pathfinder Related Party Transaction), other than (A) the entry into any Contract with a Pathfinder Related Party with respect to the incurrence of Indebtedness permitted by Section 4.10(d) or (B) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms;

(h) engage in any activities or business, other than activities or business (i) in connection with or that are otherwise incidental or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incidental or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case for purposes of this clause (iii), which are immaterial in nature;

(i) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 4.10.

Notwithstanding anything in this Section 4.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Pathfinder and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, Pathfinder from using the funds held by Pathfinder outside the Trust Account to pay any Pathfinder Expenses or Liabilities of Pathfinder or from otherwise distributing or paying over any funds held by Pathfinder outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 4.11 Stock Exchange Listing. The Company shall use its reasonable best efforts to cause: (a) the Company’s initial listing application with the Designated Exchange in connection with the transactions contemplated by this Agreement to have been approved; (b) the Company to satisfy all applicable initial and continuing listing requirements of the Designated Exchange; and (c) the Company Post-Closing Common Shares and Company Warrants issuable in accordance with this Agreement, including the First Merger, to be approved for listing on the Designated Exchange (and Pathfinder shall, upon written request of the Company, reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. Without limiting the generality of the foregoing, each Party shall use its reasonable best efforts to satisfy the listing requirements of the Designated Exchange (e.g., by effecting a reverse stock split to the extent necessary to satisfy a listing requirement of such Designated Exchange). From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company and Pathfinder shall notify the other Parties of any communications or correspondence received by such Party from the Designated Exchange with respect to the listing of the Company Post-Closing Common Shares or other securities of the Company, compliance with the rules and regulations of the Designated Exchange, and any potential suspension or delisting action contemplated or threatened by the Designated Exchange.

Section 4.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article V and provision of notice thereof to the Trustee, (a) at the Closing, Pathfinder shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Pathfinder Shareholders pursuant to the Pathfinder Shareholder Redemption, (B) pay the amounts due to the underwriters of Pathfinder’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Pathfinder in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 4.13 Transaction Support Agreements; Company Shareholder Approval.

(a) On the second (2nd) calendar day following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to Pathfinder the Company Transaction Support Agreement duly executed by each of Parent, and Parent GP and the Company Shareholder Transaction Support Agreements duly executed by Silver Lake LP.

(b) As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement (the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to Pathfinder a true and correct copy of a written consent (in form and substance reasonably satisfactory to Pathfinder) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) that is duly executed by Parent, as the sole stockholder of the Company (the “Company Shareholder Written Consent”).

Section 4.14 Pathfinder Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of Pathfinder, as provided in the Governing Documents of Pathfinder or otherwise in effect as of immediately prior to the First Merger Effective Time, in either case, solely with respect to any matters occurring on or prior to the First Merger Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the First Merger Effective Time for a period of six (6) years and (ii) the Company will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Company shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Governing Documents of Pathfinder or other applicable agreements as in effect immediately prior to the First Merger Effective Time. The indemnification and liability limitation or exculpation provisions of Pathfinder’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified at or after the First Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the First Merger Effective Time, or at any time prior to such time, were directors or officers of Pathfinder (the “Pathfinder D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the First Merger Effective Time and relating to the fact that such Pathfinder D&O Person was a director or officer of Pathfinder on or prior to the First Merger Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) The Company shall not have any obligation under this Section 4.14 to any Pathfinder D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Pathfinder D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall buy or maintain, at or prior to the Closing, in effect for a period of six (6) years after the First Merger Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Pathfinder as of the date of this Agreement with respect to matters occurring on or prior to the First Merger Effective Time (the “Pathfinder D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Pathfinder’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Pathfinder or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred and fifty percent (350%) of the most recent annual premium paid by Pathfinder prior to the date of this Agreement and, in such event, the Company, Pathfinder or one of their respective Affiliates shall purchase the maximum coverage available for three hundred and fifty percent (350%) of the most recent annual premium paid by Pathfinder prior to the date of this Agreement.

(d) If the Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Company shall assume all of the obligations set forth in this Section 4.14.

(e) The Persons entitled to the indemnification, expense reimbursement, liability limitation, exculpation and/or insurance coverage set forth in this Section 4.14 are intended to be third-party beneficiaries of this Section 4.14. This Section 4.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company.

Section 4.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the First Merger Effective Time, in either case, solely with respect to any matters occurring on or prior to the First Merger Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the First Merger Effective Time for a period of six (6) years and (ii) Pathfinder will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Company shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the First Merger Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the First Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the First Merger Effective Time or at any time prior to the First Merger Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the First Merger Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of the Group Companies shall have any obligation under this Section 4.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Pathfinder shall maintain, or cause to be maintained, in effect for a period of six (6) years after the First Merger Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the First Merger Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Pathfinder or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred and fifty percent (350%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, Pathfinder or one of their respective Affiliates shall purchase the maximum coverage available for three hundred and fifty percent (350%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If the Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pathfinder shall assume all of the obligations set forth in this Section 4.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 4.15 are intended to be third-party beneficiaries of this Section 4.15. This Section 4.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pathfinder.

Section 4.16 Post-Closing Directors and Officers.

(a) The Company shall take or cause to be taken all actions as may be necessary or appropriate such that effective immediately after the First Merger Effective Time (i) the Company Board shall initially consist of 10 directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of four (4) directors; (ii) the members of the Company Board are the individuals determined in accordance with Section 4.16(b); (iii) the members of the compensation committee, audit committee and nominating committee of the Company Board are the individuals determined in accordance with Section 4.16(c); and (iv) the officers of Pathfinder (the “Officers”) are the individuals determined in accordance with Section 4.16(d).

(b) The ten (10) individuals identified on Section 4.16(b) of the Company Disclosure Schedules shall be directors on the Company Board immediately after First Merger Effective Time, with eight (8) individuals being deemed designated by the Company as set forth opposite his or her name as a “Company Designee” and being in the class of directors set forth opposite his or her name (each, a “Company Designee”), with one individual being deemed designated by Silver Lake as set forth opposite her or her name as a “Silver Lake Designee” and being in the class of directors set forth opposite his or her name (the “Silver Lake Designee”) and one individual being deemed designated by the Sponsor as set forth opposite his or her name as a “Company Designee” and being in the class of directors set forth opposite his or her name (the “Sponsor Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, (i) the Company may in its sole discretion replace any Company Designee with any individual by written notice to Pathfinder and the Sponsor and, upon the Company so giving written notice of the replacement of such Company Designee, Section 4.16(b) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve in the same class of directors as, the individual so replaced, and (ii) the Sponsor may give written notice of its intent to replace the Sponsor Designee to the Company and, upon the Sponsor so giving written notice of its intent to replace the Sponsor Designee and the written approval of such proposed replacement by the Company (such approval not to be unreasonably withheld, conditioned or delayed), Section 4.16(b) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as the Sponsor Designee in lieu of, and to serve in the same class of directors as, the individual so replaced. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by Pathfinder prior to the Closing, at least the required number of directors required to be “independent directors” immediately after the First Merger Effective Time under the listing rules of Designated Exchange shall be Company Designees.

(c) Immediately following the First Merger Effective Time, the seven (7) individuals identified on Section 4.16(c) of the Company Disclosure Schedule shall serve as a member of the committee of the Company Board specified next to such individual’s name, subject to applicable listing rules of the Designated Exchange and applicable Law. In the event that any such individuals identified on Section 4.16(c) of the Company Disclosure Schedules is replaced as a designee pursuant to Section 4.16(b), then, the Company may designate another individual that will serve as a director of the Company immediately following the First Merger Effective Time to replace such individual to serve on such committee of the Company Board.

(d) The individuals identified on Section 4.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the First Merger Effective Time designated by the Company, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 4.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, the Company may designate another individual to replace such individual to serve as such Officer by amending Section 4.16(d) of the Company Disclosure Schedules to include such replacement individual as such Officer.

(e) At or prior to the Closing, the Company will provide the Sponsor Designee with and, subject to the entry into the same by the Sponsor Designee, will enter into a director indemnification agreement with the Sponsor Designee, in form and substance approved by the Company Board and to be offered to all directors serving on the Company Board as of immediately following the First Merger Effective Time.

Section 4.17 PCAOB Financials.

(a) The Company shall deliver to Pathfinder, (i) as promptly as reasonably practicable following the date hereof, (a) the Closing Company Unaudited Financial Statements (b) customary pro forma financial statements (after giving effect to the transactions contemplated hereby) and (c) the audited consolidated balance sheets of the Group Companies as of January 31, 2020 and January 31, 2021 and the related audited consolidated statements of operations and comprehensive loss, statements of stockholders’ equity and cash flows of the Group Companies for each of the periods then ended and (ii) as promptly as reasonably practicable following the date of the relevant financial statement or other applicable period, the other applicable Closing Company Financial Statements. The Closing Company Financial Statements (including, for the avoidance of doubt, the audited consolidated balance sheets of the Group Companies as of January 31, 2020 and January 31, 2021 and the related audited consolidated statements of operations and comprehensive loss, statements of stockholders’ equity and cash flows of the Group Companies for each of the periods then ended) (A) will fairly present in all material respects the consolidated financial position of the Group Companies as at the date thereof, and the consolidated results of the Group Companies’ operations, statements of partners’ capital and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the respective dates of delivery, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement. The Company will use reasonable best efforts to promptly after the date hereof obtain the consents of its auditors with respect to the Closing Company Financial Statements as may be required by applicable Law or requested by the SEC.

(b) Pathfinder shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of Pathfinder, the Company in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 4.18 Termination of Pathfinder Registration. The Company and Pathfinder shall use their respective reasonable best efforts to cause the Pathfinder Class A Shares, Pathfinder Warrants and units of Pathfinder comprised of Pathfinder Class A Shares and one-fifth of one Pathfinder Warrant to be delisted from Nasdaq (or be succeeded by the respective securities of the Company) and terminate its registration with the SEC pursuant to Section 12(b), 12(g) and 15(d) of the Exchange Act (or succeeded by the Company) as of the Closing Date following the First Merger Effective Time or as soon as practicable thereafter. For the avoidance of doubt, in no event shall this Section 4.18 be a condition to the Closing of any Parties (whether for purposes of Section 5.3 or otherwise).

Section 4.19 Pre-Closing Reorganization. The Company shall, and shall cause its Representatives to, reasonably consult with and reasonably cooperate with Pathfinder and its Representatives in connection with the Pre-Closing Reorganization and otherwise keep Pathfinder and its Representatives apprised, in reasonable detail, of the status of the Pre-Closing Reorganization. Without limiting the generality of the foregoing, (a) as promptly as practicable following the date hereof (and in any event ten (10) Business Days prior to the Closing Date), the Company shall provide, or cause to be provided, drafts of all agreements, documents and instruments related to the Pre-Closing Reorganization, and give Pathfinder and its Representatives a reasonable amount of time to review and provide comment on to all such agreements, documents and instruments, and (b) the Group Companies and Parent shall consider any comments provided by Pathfinder or any of its Representatives in good faith and incorporate any reasonable comments so provided by Pathfinder or any of its Representatives.

Section 4.20 Conduct of Business of Stronghold Merger Sub. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Stronghold Merger Sub shall not take any action, engage in any activities or business, or incur any Liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of this Agreement or any Ancillary Document to which it is or will be a party, (c) those that are contemplated by this Agreement or any Ancillary Document (including the enforcement of any of its rights or the performance of any of its obligations under this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby or thereby) or (d) those that are consented to in writing by Pathfinder.

Section 4.21 Company Equity Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Company Board (a) shall approve and adopt the ServiceMax, Inc. 2021 Omnibus Incentive Plan and the ServiceMax. Inc. Executive Officer Severance and Change of Control Plan, substantially in the form attached hereto as Exhibit G and Exhibit H and with any changes or modifications thereto determined by the Company Board, after reasonable consultation with Pathfinder and an independent compensation consultation, (the “Company Post-Closing Incentive Equity Plans”), in the manner prescribed under applicable Laws, effective at least one day prior to the Closing Date, and (b) may approve and adopt an employee stock purchase plan, with such terms and conditions determined by the Company, after reasonable consultation with Pathfinder and an independent compensation consultation, substantially in the form attached hereto as Exhibit I (the “Company Post-Closing Employee Stock Purchase Plan”), in the manner prescribed under applicable Laws, effective at least one day prior to the Closing Date.

Section 4.22 Section 16 Matters. Prior to the First Merger Effective Time, the Company shall take all such steps (to the extent permitted under applicable Law) as are reasonable necessary to cause any acquisition or disposition of Company Post-Closing Common Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement or the Ancillary Documents (including the Strategic Investor Financing) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company after the First Merger Effective Time, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.23 Strategic Investor Subscription Agreements.

(a) The Company shall use and shall cause each of its Representatives to use its reasonable best efforts to (i) obtain the Strategic Investor Financing, enforce the obligations of the Strategic Investors under the Strategic Investor Subscription Agreements, and consummate the purchases contemplated by the Strategic Investor Subscription Agreements, in each case, on the terms and subject to the conditions set forth in the Strategic Investor Subscription Agreements, (ii) satisfy all conditions to the Strategic Investor Financing set forth in the Strategic Investor Subscription Agreements that are within its control, and (iii) satisfy and comply with its obligations under the Strategic Investor Subscription Agreements; provided, however, that (a) the Company shall be deemed to have satisfied its obligations under this sentence if the Strategic Investor Financing contemplated by any underlying Strategic Investor Subscription Agreement has been funded or will be funded on its terms substantially concurrently with the occurrence of the Closing and (b) for the avoidance of doubt, any breach, or failure to perform or comply with, any provision of a Strategic Investor Subscription Agreement by a Strategic Investor shall not, in and of itself, be deemed to be a breach of, or failure to perform or comply with, this sentence. Pathfinder shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, cooperate with the Company and its Representatives in connection with the matters specified in this Section 4.23. If reasonably requested by Pathfinder, the Company shall, to the extent it has such rights under the applicable Strategic Investor Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement under a Strategic Investor Subscription Agreement by a Strategic Investor to the extent necessary to cause the satisfaction of the conditions to closing of the Strategic Investor Financing set forth in the Strategic Investor Subscription Agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may (in the Company’s sole discretion) be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such Strategic Investor Financing, (ii) subject to, and condition upon, the Closing occurring substantially concurrent funding of the Strategic Investor Financing, Pathfinder also waives any such breach to the extent Pathfinder is a third party beneficiary of the provision that was so breached and (iii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such Strategic Investor Subscription Agreement with respect to such waiver.

(b) The Company shall not amend, modify or waive any provisions of any Strategic Investor Subscription Agreement without the prior written consent of Pathfinder. Notwithstanding the foregoing, the limitations shall not apply in the event that the Company waives the condition in Section 5.3(d) or to the extent the aggregate remaining Strategic Investor Financing equals or exceeds $11 million.

(c) The Company shall (i) promptly notify Pathfinder upon having knowledge of any material breach or default under, or termination of, any Strategic Investor Subscription Agreement (including any refusal or repudiation by any Strategic Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable Strategic Investor Subscription Agreement), (ii) prior to delivering any written notice to a Strategic Investor with respect to any Strategic Investor Subscription Agreement, deliver such written notice to Pathfinder for its prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) promptly, and in any event, within two (2) Business Days following Pathfinder’s reasonable request, deliver the Closing Notice (as defined in the Strategic Investor Subscription Agreements) to the Strategic Investors if conditions to the delivery of such notice under the Strategic Investor Subscription Agreement have been satisfied and all of the conditions to the Closing set forth in Article V have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur)

Article V
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT

Section 5.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c) the Company Shareholder Written Consent shall have been obtained;

(d) the Required Pathfinder Shareholder Approval shall have been obtained;

(e) the Trust Account Proceeds shall be equal to or greater than $162,500,000;

(f)   the Company’s initial listing application with the Designated Exchange in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the First Merger Effective Time, the Company shall satisfy any applicable initial and continuing listing requirements of the Designated Exchange, and the Company shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the First Merger Effective Time, and the Company Common Shares (including, for the avoidance of doubt, the Company Common Shares to be issued pursuant to the First Merger) shall have been approved for listing on the Designated Exchange; and

(g) after giving effect to the transactions contemplated hereby (including the Strategic Investor Financing), the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Merger Effective Time.

Section 5.2 Other Conditions to the Obligations of Pathfinder. The obligations of Pathfinder to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Pathfinder of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representation and warranty of the Company and Stronghold Merger Sub set forth in Section 2.8(a)) and the representations and warranties of the Company and Stronghold Merger Sub set forth in Section 2.16(m) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representation and warranty set forth in Section 2.8(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on an as of the Closing Date and (iii) the representations and warranties of the Company and Stronghold Merger Sub set forth in Article II (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 2.16(m)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or taken as a whole, does not cause and would not constitute a Company Material Adverse Effect;

(b) (i) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing, and (ii) each of Parent, Parent GP and Silver Lake LP shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by each of them under the Company Transaction Support Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Pathfinder a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 5.2(a), Section 5.2(b) and Section 5.2(c) are satisfied, in a form and substance reasonably satisfactory to Pathfinder;

(e) the Governing Documents of the Company shall have been amended and restated in accordance with Section 1.1(a); and

(f) the Pre-Closing Reorganization shall have been consummated in accordance with the applicable terms of this Agreement.

Section 5.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Pathfinder Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Pathfinder Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (ii) the representations and warranties of Pathfinder set forth in Article III of this Agreement (other than the Pathfinder Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Pathfinder Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Pathfinder Material Adverse Effect;

(b) Pathfinder shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) at or prior to the Closing, Pathfinder shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of Pathfinder, dated as of the Closing Date, to the effect that the conditions specified in Section 5.3(a) and Section 5.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(d) the sum of (i) the Trust Account Proceeds plus (ii) the Aggregate Closing Strategic Financing Proceeds (in each case, for the avoidance of doubt, not taking into account any payment of fees, expenses or other amounts on or after the Closing Date (including any Unpaid Expenses)), shall be equal to or greater than $225,000,000.

Section 5.4 Frustration of Closing Conditions. None of the Company Parties may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was, individually or in the aggregate, proximately caused by a Company Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 4.2 or a Company Party’s breach of this Agreement or Parent’s, Parent GP’s or Silver Lake’s breach of the Company Transaction Support Agreement. Pathfinder may not rely on the failure of any condition set forth in this Article V to be satisfied if such failure was proximately caused by Pathfinder’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 4.2 or its breach of this Agreement.

Article VI
TERMINATION

Section 6.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the First Merger Effective Time:

(a) by mutual written consent of Pathfinder and the Company;

(b) by Pathfinder, if any of the representations or warranties set forth in Article II shall not be true and correct or if the Company or Stronghold Merger Sub has failed to perform any covenant or agreement on the part of the Company or Stronghold Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) or Parent, Parent GP or Silver Lake has failed to perform any covenant or agreement on the party of Parent, Parent GP or Silver Lake set forth in the Company Transaction Support Agreement such that the condition to Closing set forth in either Section 5.2(a) or Section 5.2(b), as applicable, would not (assuming the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Pathfinder, and (ii) the Termination Date; provided, however, that Pathfinder is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 5.3(a) or Section 5.3(b) from being satisfied (assuming the Closing occurred as of such date);

(c) by the Company, if any of the representations or warranties set forth in Article III shall not be true and correct or if Pathfinder has failed to perform any covenant or agreement on the part of it set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 5.3(a) or Section 5.3(b) would not (assuming the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Pathfinder by the Company and (ii) the Termination Date; provided, however, that none of the Company or Stronghold Merger Sub is then in breach of this Agreement and none of Parent, Parent GP or Silver Lake is then in breach of the Company Transaction Support Agreement so as to prevent the condition to Closing set forth in Section 5.2(a) or Section 5.2(b) from being satisfied (assuming the Closing occurred as of such date);

(d) by either Pathfinder or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to January 15, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 6.1(d) shall not be available to Pathfinder if Pathfinder’s breach of any of its covenants or agreements under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 6.1(d) shall not be available to the Company if any Company Party’s breach of its covenants or agreements under this Agreement or Parent’s, Parent GP’s or Silver Lake’s breach of any of its covenants or agreements set forth in the Company Transaction Support Agreement shall have, either individually or in the aggregate, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Pathfinder or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f)   by either Pathfinder or the Company if the Pathfinder Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Pathfinder’s shareholders have duly voted and the Required Pathfinder Shareholder Approval was not obtained; or

(g) by Pathfinder, if the Company does not deliver, or cause to be delivered, to Pathfinder (i) the Company Transaction Support Agreement and the Company Shareholder Transaction Support Agreements in accordance with Section 4.13(a) on or prior to the Transaction Support Agreement Deadline, (ii) the Company Shareholder Written Consent in accordance with Section 4.13(b) on or prior to the Company Shareholder Written Consent Deadline or (iii) the approval of the Stronghold Merger Sub shareholder in accordance with Section 4.9 within one Business Day following the date of this Agreement.

Section 6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 4.3(a), this Section 6.2, Article VII (other than Section 7.1) and Annex A (to the extent, with respect to Annex A, related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 6.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Strategic Investor Subscription Agreement, the Confidentiality Agreement, any Company Transaction Support Agreement, Company Shareholder Transaction Support Agreements or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Article VII

MISCELLANEOUS

Section 7.1 Non-Survival. Other than those representations, warranties, covenants and agreements set forth in Sections 1.1, 2.26, 2.27, 3.16 and 3.18, each of which shall survive following the First Merger Effective Time, or as otherwise provided in the last sentence of this Section 7.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the First Merger Effective Time), of the Parties set forth in this Agreement, shall terminate at the First Merger Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the First Merger Effective Time against any Party, any Company Non-Party Affiliate or any Pathfinder Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the First Merger Effective Time shall so survive the First Merger Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the First Merger Effective Time shall so survive the First Merger Effective Time in accordance with its terms. For the avoidance of doubt, any covenant, agreement or other provision in any Ancillary Document that expressly survives the First Merger Effective Time shall so survive the First Merger Effective Time in accordance with the terms of such Ancillary Document.

Section 7.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Pathfinder and the Company prior to Closing and (b) the Company and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 7.2 shall be void.

Section 7.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Pathfinder and the Company, prior to the First Merger Effective Time and (b) the Company and the Sponsor, after the First Merger Effective Time. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 7.3 shall be void, ab initio.

Section 7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to Pathfinder (prior the First Merger Effective Time) or the Sponsor, to:

c/o Pathfinder Acquisition LLC
1950 University Avenue, Suite 350
Palo Alto, CA 94303
Attention: Lance Taylor
E-mail: [Redacted]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
55 California Street, 27th Floor
San Francisco, CA 94104
Attention:	Travis Lee Nelson P.C.;
Douglas E. Bacon, P.C.; and
Ryan Brissette
Email:	tnelson@kirkland.com;
douglas.bacon@kirkland.com; and
ryan.brissette@kirkland.com

(b) If to the Company, to:

c/o ServiceMax,Inc.
4450 Rosewood Drive
Pleasanton, CA 94588
Attention:	Nell O’Donnell
Email:	[Redacted]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention:	Matthew Jacobson
Email:	matthew.jacobson@ropesgray.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except that the laws of the Cayman Islands, inclusive of the Cayman Act, shall apply to the Merger.

Section 7.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Pathfinder shall pay, or cause to be paid, all Unpaid Pathfinder Expenses and (b) if the Closing occurs, then the Company shall pay, or cause to be paid, all Unpaid Expenses.

Section 7.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is not exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) references from or through any date mean from and including or through and including such date, respectively; (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (l) the words “provided”, “delivered” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Pathfinder, any documents or other materials posted to the electronic data room located at Datasite (https://americas.datasite.com/global/projects) under the project name “Project Stronghold” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (o) the phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 7.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Pathfinder Disclosure Schedules corresponding to any Section or subsection of Article II (in the case of the Company Disclosure Schedules) or Article III (in the case of the Pathfinder Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article II (in the case of the Company Disclosure Schedules) or Article III (in the case of the Pathfinder Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article II or Article III may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 7.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 4.14, Section 4.15 and the two subsequent sentences of this Section 7.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 1.4, Section 4.16(c), Section 7.2, Section 7.3, Section 7.14, Section 7.17 and this Section 7.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 7.13 and this Section 7.9 (to the extent related to the foregoing).

Section 7.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 7.12 Knowledge of Company; Knowledge of Pathfinder. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 7.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to Pathfinder’s knowledge” and “to the knowledge of Pathfinder” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 7.12(b) of the Pathfinder Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For the avoidance of doubt, other than for Fraud, none of the individuals set forth on Section 7.12(a) of the Company Disclosure Schedules or Section 7.12(b) of the Pathfinder Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 7.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any Pathfinder Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Pathfinder Non-Party Affiliates, in the case of Pathfinder, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Pathfinder or any Non-Party Affiliate concerning any Group Company, this Agreement or the transactions contemplated hereby.

Section 7.14 Extension; Waiver. The Company prior to the First Merger Effective Time and the Sponsor after the First Merger Effective Time may (a) extend the time for the performance of any of the obligations or other acts of Pathfinder set forth herein, (b) waive any inaccuracies in the representations and warranties of Pathfinder set forth herein or (c) waive compliance by Pathfinder with any of the agreements or conditions set forth herein. Pathfinder (prior to the First Merger Effective Time) and the Sponsor (following the First Merger Effective Time) may (i) extend the time for the performance of any of the obligations or other acts of the Company Parties, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company Parties with any of the agreements, covenants or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement or the Ancillary Documents. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 7.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15.

Section 7.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 7.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 7.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 7.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 7.18 Trust Account Waiver. Reference is made to the final prospectus of Pathfinder, filed with the SEC (File No. 333-252498) on February 16, 2021 (the “Prospectus”). Each of the Company and Stronghold Merger Sub acknowledges and agrees and understands that Pathfinder has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of the public shareholders of Pathfinder’s Class A Shares (the “Pathfinder Shareholders”), and Pathfinder may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Pathfinder entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Stronghold Merger Sub hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Pathfinder or any of its Representatives, on the one hand, and the Company or Stronghold Merger Sub or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each of the Company and Stronghold Merger Sub, on its own behalf and on behalf of its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Pathfinder or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Pathfinder or its Affiliates).

Section 7.19 Alternative Transaction Structure.

(a) Each Party agrees that, at any time prior to the initial filing of the Registration Statement / Proxy Statement, and notwithstanding anything to the contrary herein or in any Ancillary Document, upon the written request of either Pathfinder to the Company or the Company to Pathfinder (an “Alternative Transaction Structure Notice”), the Parties shall, on the terms and subject to the conditions of this Section 7.19, use, and cause their respective Affiliates (including in the case of the Company, Parent and Parent GP) to use, reasonable best efforts to effectuate the transactions contemplated by this Agreement via a transaction or series of related transactions in which Pathfinder (a) would directly or indirectly acquire or otherwise purchase in a tax-free reorganization all of the Equity Securities of the Company in exchange for the same class of Pathfinder common shares or common stock, as applicable, to be held by the existing shareholders of Pathfinder Shares immediately following the Closing or, in the case of any Company Equity Awards or Parent Equity Awards, comparable equity awards in Pathfinder (whether via a reverse subsidiary merger or any similar transaction or series of related transactions), (b) except as otherwise agreed by the Company and Pathfinder (such agreement not to be unreasonably withheld, conditioned or delayed), would become a Delaware corporation in a tax-free reorganization with a single class common stock and (c) would be listed on the Designated Exchange immediately following the Closing (the “Alternative Transaction Structure”).

(b) Without limiting the generality of Section 7.19, upon receipt of an Alternative Transaction Structure Notice, each of the Parties shall, and shall cause their respective Affiliates (including in the case of the Company Parent and Parent GP) and pertinent Representatives, to reasonably cooperate, work in good faith to and otherwise promptly take all reasonably necessary or advisable actions in furtherance of the Alternative Transaction Structure, including (a) by as promptly as practicable preparing, negotiating, executing and delivering any amendments, amendment and restatements, modifications or supplements to this Agreement or any of the Ancillary Documents to reflect the Alternative Transaction Structure on terms and conditions that are substantially similar to the terms and conditions of this Agreement or such Ancillary Document with respect to economics, governance and risk allocation, with such other changes as are reasonably necessary or advisable, as determined in good faith by the Company and Pathfinder (such determination not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder), to give effect to the Alternative Transaction Structure (including those that may be necessary or reasonably advisable by reason of the fact that Pathfinder (and not the Company) will be listed on the Designated Exchange immediately following the Closing), (ii) using reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents in light of the Alternative Transaction Structure (including any reasonably necessary or advisable filings or Consents under Antitrust Laws), with the costs incurred in connection with any such Consents, for the avoidance of doubt, being borne by the Parties in the manner provided in Section 4.2(a), and (iii) otherwise using reasonable best efforts to take, or cause to be taken, all such other actions and to do, or cause to be done, all such other things reasonably necessary or advisable to facilitate and effectuate the Alternative Transaction Structure.

(c) Notwithstanding the foregoing or anything to the contrary herein, (i) for the avoidance of doubt, in no event shall this Section 7.19 require any party or any Affiliate of any party to agree to any change to the Company Pre-Closing Equity Value or consideration allocable to direct or indirect holders of Equity Securities, (ii) in no event shall any of the covenants, agreements or obligations set forth in this Section 7.19 require the Pathfinder Board (or any committee thereof) or Company Board (or any committee thereof) to approve or otherwise take any action that it believes is inconsistent with its duties under applicable Law and (iii) in the event that this Section 7.19 conflicts with any other covenant or agreement in Article IV, then such covenant or agreement set forth in this Section 7.19 shall govern and control solely to the extent of such conflict.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PATHFINDER ACQUISITION CORPORATION

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SERVICEMAX, INC.

By:	/s/ Ellen O’Donnell
Name:	Ellen O’Donnell
Title:	Chief Legal Officer

STRONGHOLD MERGER SUB, INC.

By:	/s/ Ellen O’Donnell
Name:	Ellen O’Donnell
Title:	Chief Legal Officer

[Signature Page to Business Combination Agreement]

Annex A
Certain Definitions

For the purposes of this Agreement, the following terms have the respective meanings set forth below.

“Additional Pathfinder SEC Reports” has the meaning set forth in Section 3.7.

“Adjusted Company Pre-Closing Equity Value” means an amount equal to (a) the Company Pre-Closing Equity Value, minus (b) the aggregate fair market value of any Vested Company Equity Awards as of immediately prior to the Closing (determined by reference to the Company Common Share Value and after taking into account the effect of the share split contemplated by the Pre-Closing Reorganization), minus (c) the aggregate amount of payments or other amounts required to be paid by Parent or any of its Affiliates in respect of the Parent Cash Plan (and/or any grants, award or similar agreement with respect thereto) as a result of, or in connection with or after taking into account the effect of, the Transactions, minus (d) the employer portion of any payroll, social security, employment or similar Taxes payable in connection with the vesting or settlement of the Vested Company Equity Awards or the payments contemplated by clause (c).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing, solely for purposes of Section 2.22, the term “Affiliate” with respect to the Company shall not include Silver Lake portfolio companies under common control with the Company (except, for the avoidance of doubt, for Parent, the Company and its Subsidiaries).

“Aggregate Closing Strategic Financing Proceeds” means the aggregate cash proceeds actually received (or deemed received) by the Company Parties in respect of the Strategic Investor Financing (whether prior to or on the Closing Date). For the avoidance of doubt, any cash proceeds received (or deemed received) by the Company or any of its Affiliates in respect of any amounts funded under a Strategic Investor Subscription Agreement prior to the Closing Date shall constitute, and be taken into account for purposes of determining, the Aggregate Closing Strategic Financing Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 1.4.

“Allocation Schedule Requirements” has the meaning set forth in Section 1.4.

“Alternative Transaction Structure” has the meaning set forth in Section 7.19.

“Alternative Transaction Structure Notice” has the meaning set forth in Section 7.19.

“Ancillary Documents” means the Shareholder Rights Agreement, Sponsor Letter Agreement, the Strategic Investor Subscription Agreements, the Company Transaction Support Agreement, the Company Shareholder Transaction Support Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder and any other applicable antitrust or other competition Laws or any other merger control or investment laws or laws that provide for review of national security or defense matters.

“Business Combination Proposal” has the meaning set forth in Section 4.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in San Francisco, California are open for the general transaction of business; and, solely to the extent related to any covenant, agreement or other action hereunder or under any applicable Ancillary Document that requires any applicable Governmental Entity in the Cayman Islands to be open, any applicable Governmental Entity in the Cayman Islands are open for the specific purposes of any such covenant, agreement or other action; provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed on August 8, 2020.

“Cayman Act” means the Cayman Islands Companies Act (as revised).

“Certificate of Merger” has the meaning set forth in Section 1.1(d)(ii).

“Certificates” has the meaning set forth in Section 1.1(c)(vi).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Change of Control Transaction” means (a) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which all or a material portion of the Company Post-Closing Common Shares are, directly or indirectly, converted into cash, securities or other property or non-cash consideration of or paid by an unrelated Person or entity, including parties acting as a “group” as defined in Section 13(d)(3) of the Exchange Act (other than, in the case of this clause (a), any transaction in which the holders of the Company Post-Closing Common Shares as of immediately prior to the consummation of such transaction continue to own all or substantially all of the Equity Securities of the Company (or any successor or parent entity of the Company) immediately following the consummation of such transaction), (b) a direct or indirect sale, lease, exchange or other Transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Company’s assets, as determined on a consolidated basis, to an unrelated Person or entity, including parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (c) any transaction or series of related transactions that results, directly or indirectly, in the shareholders of the Company as of immediately prior to such transactions holding, in the aggregate, less than fifty percent (50%) of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction or fifty percent (50%) of the Equity Securities of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction (whether voting or non-voting) immediately after the consummation thereof (in the case of each of clause (a), (b) or (c), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or Transfer of Equity Securities or assets or otherwise).

“Closing” has the meaning set forth in Section 1.2.

“Closing Company Financial Statements” has the meaning set forth in Section 2.4(b).

“Closing Company Unaudited Financial Statements” has the meaning set forth in Section 2.4(b).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Filing” has the meaning set forth in Section 4.4(b).

“Closing Press Release” has the meaning set forth in Section 4.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means any inquiry, proposal or offer concerning (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company, Parent or any of their controlled Affiliates or a majority of the voting power or Equity Securities of the Company, Parent or any of their controlled Affiliates or (ii) acquires, is granted, leased or licensed or otherwise purchases all or a material portion of assets, properties or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, purchase assets, share exchange, business combination, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any issuance, sale or acquisition of any portion of the Equity Securities or voting power or similar investment in the Company, Parent or any of their controlled Affiliates (other than the issuance of Company Restricted Stock or Company RSUs pursuant to Section 1.5 and Section 4.21 and in accordance with the terms of the Company Equity Plan at or following the Closing). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or any other transaction with Pathfinder and its Affiliates shall constitute a Company Acquisition Proposal.

“Company Board” has means the board of directors of the Company.

“Company Common Share Value” means $10.00.

“Company Common Shares” means (a) prior to the consummation of the Pre-Closing Reorganization, the Company Pre-Closing Common Shares, and (b) from and after the consummation of the Pre-Closing Reorganization, means the Company Post-Closing Common Shares. Any reference to the Company Common Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Company D&O Persons” has the meaning set forth in Section 4.15(a).

“Company D&O Tail Policy” has the meaning set forth in Section 4.15(c).

“Company Data” means all databases, data compilations, information and other data, including retail measurements, consumer panels, product descriptors, classifications, features, and identifiers, order, sales, transactions, inventories, purchasing, preference and consumption data, market segmentation, performance and channel data, and supplier, vendor, distributor and customer lists and market research and studies, in each case that is utilized in connection with or incorporated into the creation or distribution of any Company Product, whether in hard copy or electronic or other format, and whether or not de-identified, aggregated, anonymized, compiled or structured.

“Company Designee” has the meaning set forth in Section 4.16(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Pathfinder by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Parent or any Group Company of rights of any kind to receive any Equity Security of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company under any Company Equity Plan or otherwise that is outstanding. For purposes of clarity, Company Equity Awards do not include awards granted in Parent.

“Company Equity Plans” means, collectively, (a) the Company Post-Closing Employee Stock Purchase Plan (if any), (b) the Company Post-Closing Incentive Equity Plans and (c) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Parent or any Group Company of rights of any kind to receive any Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) the aggregate amount of Change of Control Payments that are payable as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement that when paid constitute compensation to the recipient, transaction or similar bonuses, stay bonuses, retention payments and any other similar payments (including, in each case, the employer portion of any unemployment, social security or payroll Taxes thereon without regard to any ability to defer such Taxes under the CARES Act) that are created, accelerated, accrued, become payable to, or in respect of any current or former employee or other individual service provider, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, but excluding any “double trigger” payments and any payment due as a result of an action taken by Pathfinder prior to the First Merger Effective Time, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Pathfinder Expenses or any other fees, expenses, commissions or other amounts that are expressly allocated to any other Person pursuant to this Agreement or any Ancillary Document.

“Company Fundamental Representations” means the representations and warranties set forth in Section 2.1(a) and Section 2.1(b) (Organization and Qualification), Section 2.2(a), Section 2.2(c), Section 2.2(d) and Section 2.2(g) (Capitalization of the Group Companies), Section 2.3 (Authority), Section 2.8(a) (No Company Material Adverse Effect), Section 2.17 (Brokers) and Section 2.24 (No Other Activities).

“Company IT Systems” means all networks, servers, endpoints, computer systems, platforms, Software, computer hardware, firmware, middleware, data communication lines, routers, hubs, storage, switches and all other information technology systems, Databases, servers, network equipment, including all electronic connections between and among them, and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that are licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement to occur on or prior to the Closing Date (including the Pre-Closing Reorganization and the Mergers) in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any strike, riot, cyberattack, protests, and any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 2.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 5.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Merger” has the meaning set forth in the recitals to this Agreement.

“Company Merger Effective Time” has the meaning set forth in Section 1.1(d)(ii).

“Company Merger Filing Documents” has the meaning set forth in Section 1.1(d)(ii).

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Party” means each of the Company and its Subsidiaries (including Stronghold Merger Sub), Parent and Parent GP.

“Company Post-Closing Bylaws” has the meaning set forth in Section 1.1(a).

“Company Post-Closing Certificate of Incorporation” has the meaning set forth in Section 1.1(a).

“Company Post-Closing Common Shares” means the shares of common stock of the Company, par value $0.00001 per share, at and after the consummation of the forward stock split described in Section 1.1(b)(i).

“Company Post-Closing Employee Stock Purchase Plan” has the meaning set forth in Section 4.21.

“Company Post-Closing Incentive Equity Plans” has the meaning set forth in Section 4.21.

“Company Pre-Closing Common Shares” means shares of common stock, par value $0.01 per share, of the Company prior to the consummation of the forward stock split described in Section 1.1(b)(i).

“Company Pre-Closing Equity Value” means $1,425,000,000.

“Company Product” means all Software products and services (including products and services under development) that are, as of the date of this Agreement, being developed, marketed, offered, sold, licensed, provided or distributed by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 2.19.

“Company Related Party Transactions” has the meaning set forth in Section 2.19.

“Company Restricted Stock” has the meaning set forth in Section 1.5(a).

“Company RSU” has the meaning set forth in Section 1.5(a).

“Company SEC Reports” has the meaning set forth in Section 2.25.

“Company Shareholder Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Shareholder Written Consent” has the meaning set forth in Section 4.13(b).

“Company Shareholder Written Consent Deadline” has the meaning set forth in Section 4.13(b).

“Company Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Warrants” means each warrant (or fraction of a warrant) to purchase one Company Common Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Shareholder) received by such holder pursuant to Section 1.1(c).

“Company’s Business” means the trades or businesses conducted by the Qualified Group as of the Closing.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 25, 2021, by and between the Company and Pathfinder.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 2.13(e).

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“Designated Exchange” means Nasdaq or NYSE (or any such exchanges’ affiliated exchanges) or such other primary stock exchange on which the Company Common Shares and Company Warrants issued upon the conversion of Pathfinder Warrants pursuant to Section 1.1(c) will be listed following the consummation of the Transactions contemplated herein; provided, that the Designated Exchange shall be Nasdaq, unless (i) in the case of NYSE (or one its affiliated exchanges), (A) the Company reasonably determines, in good faith and after consultation with Pathfinder, that the Designated Exchange should be NYSE (or one of its affiliated exchanges) based on adverse developments in the listing process of Nasdaq following the date hereof and such change from Nasdaq to NYSE would not reasonably be expected to materially delay the Closing of the Transactions and would not adversely affect any of the covenants, agreements, rights or obligations of any Party to this Agreement or any Person party to any Ancillary Document, or (B) such exchange is mutually agreed to in writing by the Company and Pathfinder prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder) (ii) in the case of any exchange other than Nasdaq or NYSE (or their affiliated exchanges), such exchange is mutually agreed to in writing by the Company and Pathfinder prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder).

“DGCL” has the meaning set forth in Section 1.1(d)(iii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other incentive, bonus, commission, profit-sharing, stock option, stock purchase, stock ownership, other equity or equity-based compensation, employment, individual independent contractor, individual consulting, compensation (other than base salary or base wage rate), vacation or other leave, change in control, retention, transaction, supplemental retirement, severance, health, medical, disability, life insurance, welfare, deferred compensation, fringe benefit, employee loan (but excluding loans under a qualified 401(k) plan) or other benefit or compensatory plan, program, policy, practice, scheme, Contract or other arrangement that any Group Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Employee Holder” means any employee of the Company holding any Unvested Parent Time-Based Profits Interest or Unvested Parent Performance Profits Interest.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 2.4(a).

“First Merger” has the meaning set forth in the recitals to this Agreement.

“First Merger Effective Time” has the meaning set forth in Section 1.1(c)(ii).

“First Merger Filing Documents” has the meaning set forth in Section 1.1(c)(ii).

“First Plan of Merger” means the plan of merger relating to the First Merger, in a form mutually agreed to by the Stronghold Merger Sub and Pathfinder (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder) and any amendment, modifications or variations thereto required to be made in order to comply with the provisions of the Cayman Act

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, provincial, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, governmental commission, branch, department, official, board, bureau, instrumentality or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal, arbitrator or mediator (public or private).

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substances” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Illustrative Allocation Schedule” has the meaning set forth in Section 1.4.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. For the avoidance of doubt, Indebtedness does not include Company Expenses or Pathfinder Expenses.

“Intellectual Property Rights” means all intellectual property rights and related proprietary rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) database rights, including rights under the European Union Directive 96/9/EC and all other similar rights throughout the world, whether or not arising by statute, even when not a creative work of authorship or non-public; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Intervening Event” means any material change, event, effect, or occurrence (a) that was not known or reasonably foreseeable to the board of directors of Pathfinder as of the date hereof and that becomes known to the board of directors of Pathfinder after the date hereof and prior to the receipt of the Pathfinder Shareholder Approval and (b) that does not relate to an Pathfinder Acquisition Proposal; provided, however, that (i) any change in the price or trading volume of Pathfinder Shares or Pathfinder Warrants shall not, in and of itself, constitute an Intervening Event and (b) any change, event, effect or occurrence to the extent excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iii) and (viii) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Company Material Adverse Effect) shall not, in and of itself, constitute an Intervening Event.

“Investment Company Act” means the Investment Company Act of 1940.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 2.4(a).

“Law” means any federal, national, state, local, foreign, national, multi-national or supranational statute, law (including common law and, if applicable, fiduciary or similar duties), act, statute, ordinance, treaty, order, decree, approval, rule, judgment, code, regulation or other binding directive, decision or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 2.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking. Notwithstanding the foregoing or anything to the contrary herein, Liability shall not include any Company Expenses or Pathfinder Expenses.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lookback Date” means the date which is three (3) years prior to the date of this Agreement.

“M&A” means mergers, acquisitions, and similar transactions.

“M&A Activity” means, with respect to any applicable M&A, (i) the conduct of comprehensive due diligence with respect to potential M&A targets, (ii) the assessment of the quality of management teams, (iii) the identification of opportunities for operational improvements for potential M&A counterparties, (iv) the negotiation of any offer letter, letter of intent, term sheet, or any definitive documentation associated with the documentation of any such M&A, (v) the analysis of risks and opportunities associated with potential M&A transactions (including review of market opportunity, customer relationships, competitive position, financial performance and business model of potential M&A counterparties, and including environmental, social and governance risks and opportunities related to potential M&A counterparties) and (vi) the consummation of the associated M&A transaction.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 2.7(a).

“Material Permits” has the meaning set forth in Section 2.6.

“Maximum Share Consideration” has the meaning set forth in Section 1.6.

“Merger Filings” has the meaning set forth in Section 1.1(d)(ii).

“Mergers” has the meaning set forth in the recitals to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Non-Party Affiliate” has the meaning set forth in Section 7.13.

“Officers” has the meaning set forth in Section 4.16(a).

“Off-the-Shelf Software” means any Software or Database that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per agreement or an ongoing licensee fee of less than $50,000 per year.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Shareholders” means each of Steve Walske and Paul Weiskopf and Omar Johnson, each of whom is a holder of Pathfinder Class B Shares as of the date hereof.

“Other Closing Company Financial Statements” has the meaning set forth in Section 2.4(b).

“Other Pathfinder Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Pathfinder Shares entitled to vote thereon, whether in person or by proxy at the Pathfinder Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Pathfinder and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Business Combination Proposal.

“Parent” has the meaning set forth in the recitals to this Agreement.

“Parent Cash Plan” means the set of cash-based awards tracking equity value issued by Parent to service providers of the Company.

“Parent Equity Award” means, as of any determination time, each Profits Interest and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Parent or any Group Company of rights of any kind to receive any Equity Security of Parent or benefits measured in whole or in part by reference to Equity Securities of Parent under any Parent Equity Plan or otherwise that is outstanding.

“Parent Equity Plan” means, collectively, (a) the plan providing for profits interest and other equity-based grants to service providers of the Company of the Parent and (b) each other plan that provides the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Parent or any Group Company to receive any Equity Security of Parent or benefits measured in whole or in part by reference to Equity Securities of Parent .

“Parent Equityholder” means, as of any determinate time, any holder of Equity Securities of Parent.

“Parent GP” has the meaning set forth in the recitals to this Agreement.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Pathfinder” has the meaning set forth in the introductory paragraph to this Agreement.

“Pathfinder Acquisition Proposal” means (a) any transaction or series of related transactions under which Pathfinder or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a “business combination” (as defined in the Pathfinder Governing Documents) with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (b) except as otherwise permitted by, or entered into in accordance with, Section 4.10, any material equity or similar investment in Pathfinder or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or any transaction with the Company or its Affiliates shall constitute a Pathfinder Acquisition Proposal.

“Pathfinder Board” has the meaning set forth in the recitals to this Agreement.

“Pathfinder Board Recommendation” has the meaning set forth in Section 4.8.

“Pathfinder Class A Shares” means Pathfinder’s Class A ordinary fully paid shares of par value US$0.0001 each per share.

“Pathfinder Class B Shares” means Pathfinder’s Class B ordinary fully paid shares of par value US$0.0001 each per share.

“Pathfinder Closing Cash” means Pathfinder’s cash and cash equivalents held in the Trust Account and any other cash or cash equivalents owned by Pathfinder as of immediately prior to the First Merger Effective Time (and prior to the Pathfinder Shareholder Redemptions).

“Pathfinder D&O Persons” has the meaning set forth in Section 4.14(a).

“Pathfinder Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Pathfinder on the date of this Agreement.

“Pathfinder Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by, Pathfinder in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Pathfinder and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Pathfinder pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Pathfinder Expenses shall not include any Company Expenses or any other fees, expenses, commissions or other amounts that are expressly allocated to any other Person pursuant to this Agreement or any Ancillary Document.

“Pathfinder Financial Statements” means all of the financial statements of Pathfinder included in the Pathfinder SEC Reports.

“Pathfinder Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Brokers) and Section 3.6 (Capitalization of Pathfinder).

“Pathfinder Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Pathfinder, taken as a whole, or (b) the ability of Pathfinder to consummate the First Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Pathfinder Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any strike, riot, protests, cyberattacks, and any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Pathfinder Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Pathfinder Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 5.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any Pathfinder Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; or (ix) any change, event, development, effect or occurrence that is generally applicable to “SPACs”; provided, however, that (A) any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or clause (ix) may be taken into account in determining whether a Pathfinder Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, development, effect or occurrence has or has had a disproportionate adverse effect on Pathfinder relative to other “SPACs,” and (B) in no event shall (x) any change, event, development, effect or occurrence to the extent relating to any of the Group Companies, (y) any Pathfinder Shareholder Redemption, in and of itself, or (z) any failure, in and of itself, by a Strategic Investor to fulfill its obligations under a Strategic Investor Subscription Agreement constitute a Pathfinder Material Adverse Effect.

“Pathfinder Non-Party Affiliates” means, collectively, each Pathfinder Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Pathfinder Related Party (other than, for the avoidance of doubt, Pathfinder).

“Pathfinder Post-Closing Cash” means Pathfinder’s cash and cash equivalents held in the Trust Account and any other cash or cash equivalents owned by Pathfinder as of immediately after the First Merger Effective Time (and after giving effect to the Pathfinder Shareholder Redemptions whether or not such have already been made).

“Pathfinder Related Party” has the meaning set forth in Section 3.9.

“Pathfinder Related Party Transactions” has the meaning set forth in Section 3.9.

“Pathfinder SEC Reports” has the meaning set forth in Section 3.7.

“Pathfinder Shareholder Approval” means, collectively, the Required Pathfinder Shareholder Approval and the Other Pathfinder Shareholder Approval.

“Pathfinder Shareholder Redemption” means the right of the holders of Pathfinder Class A Shares to redeem all or a portion of their Pathfinder Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Pathfinder.

“Pathfinder Shareholders” has the meaning set forth in Section 7.18.

“Pathfinder Shareholders Meeting” has the meaning set forth in Section 4.8.

“Pathfinder Shares” means, collectively, the Pathfinder Class A Shares and the Pathfinder Class B Shares.

“Pathfinder Sponsor Consent” means the prior consent of the Sponsor with respect to the entry by Pathfinder into this Agreement, as required pursuant to that certain letter agreement, dated February 16, 2021, by and among Pathfinder, Sponsor and the other Persons party thereto.

“Pathfinder Warrants” means each warrant (or fraction of a warrant) to purchase one Pathfinder Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Shareholder).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Indebtedness” means (a) any indebtedness of entities acquired after the Closing (whether or not such indebtedness was incurred by such entities prior to or following the Closing Date), (b) any indebtedness specifically incurred by the Company and its Affiliates after the Closing in connection with funding M&A, (c) the indebtedness incurred after the date hereof that is specifically incurred and used for the purpose of funding amounts required to be paid or incurred in connection with the consummation of the business combination transaction with Liquid Fire Holdings, LLC, and (d) any indebtedness of the Company and its Affiliates incurred following the Closing to fund the Company’s Business in the ordinary course of the Company’s Business; provided, however, that for purposes of clarity, any indebtedness described in this clause (d) shall not include any indebtedness incurred for making payments described in Section 4.5(d)(iii).

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property in the ordinary course of business and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, business trust, trust, Governmental Entity or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information that identifies or is reasonably capable of being associated with an identified natural person and that is regulated by applicable Privacy Laws.

“Pre-Closing Pathfinder Equityholders” has the meaning set forth in Section 1.6.

“Pre-Closing Pathfinder Holders” means the holders of Pathfinder Shares at any time prior to the First Merger Effective Time.

“Pre-Closing Reorganization” has the meaning set forth in Section 1.1(b).

“Privacy and Data Security Policies” has the meaning set forth in Section 2.20(a).

“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing by or on behalf of the Group Companies or otherwise relating to privacy, data and cyber security, or security breach notification requirements and applicable to the Group Companies, to the conduct of their respective businesses, or to any of the Company IT Systems: (a) all applicable Privacy Laws, (b) provisions relating to Processing of Personal Data in all applicable Privacy Contracts, (c) all applicable Privacy and Data Security Policies and (d) to the extent applicable to the Group Companies, the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Privacy Contracts” means all Contracts between any Group Company and any Person that govern the Processing of Personal Data.

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data and that apply to the Group Companies.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, inquiry, proceeding, suit, mediation, or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” or “Processing” or “Processes” means the collection, compilation, receipt, access, acquisition, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), destruction, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Profits Interests” means the Vested Parent Profits Interests, Unvested Parent Time-Based Profits Interests, and Unvested Parent Performance Profits Interests.

“Prospectus” has the meaning set forth in Section 7.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Qualified Group” has the meaning set forth in Section 4.5(d)(i).

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement of Pathfinder.

“Representatives” means with respect to any Person, such Person’s Affiliates, equityholders and its and such Affiliates’ and equityholders’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Pathfinder Shareholder Approval” means the approval of the Business Combination Proposal by the affirmative vote of the holders of the requisite number of Pathfinder Shares entitled to vote thereon, whether in person or by proxy at the Pathfinder Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Pathfinder and applicable Law.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Pathfinder Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Plan of Merger” means the plan of merger relating to the Company Merger, in a form mutually agreed to by the Company and Pathfinder (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder) and any amendment, modifications or variations thereto required to be made in order to comply with the provisions of the Cayman Act.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Breach” means any (i) unauthorized acquisition of, access to, or loss of, or misuse (by any means) of, Personal Data; (ii) unauthorized or unlawful Processing, sale or rental of Personal Data; or (iii) other act or omission that compromises the security, integrity, availability or confidentiality of Personal Data.

“Segregated Account” has the meaning set forth in Section 4.5(d)(i).

“Shareholder Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Significant Customer” has the meaning set forth in Section 2.21(a).

“Significant Supplier” has the meaning set forth in Section 2.21(b).

“Signing Filing” has the meaning set forth in Section 4.4(b).

“Signing Press Release” has the meaning set forth in Section 4.4(b).

“Silver Lake” means Silver Lake Technology Management, L.L.C.

“Silver Lake Designee” has the meaning set forth in Section 4.16(b).

“Silver Lake LP” has the meaning set forth in the recitals to this Agreement.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Designee” has the meaning set forth in Section 4.16(b).

“Sponsor Exchange Ratio” shall have the meaning set forth in the Sponsor Letter Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Strategic Investor Financing” has the meaning set forth in the recitals to this Agreement.

“Strategic Investor Financing Amount” has the meaning set forth in the recitals to this Agreement.

“Strategic Investor Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Strategic Investors” has the meaning set forth in the recitals to this Agreement.

“Strategic Shares” has the meaning set forth in the recitals to this Agreement.

“Stronghold Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 6.1(d).

“Trade Control Laws” has the meaning set forth in Section 2.22(a).

“Transfer” means any direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

“Transaction Litigation” has the meaning set forth in Section 4.2(d).

“Transaction Proposals” has the meaning set forth in Section 4.8.

“Transaction Share Consideration” means an aggregate number of Company Common Shares equal to (a) the Adjusted Company Pre-Closing Equity Value, divided by (b) the Company Common Share Value

“Transaction Support Agreement Deadline” has the meaning set forth in Section 4.13(a).

“Transactions” means the transactions contemplated hereby, including the Strategic Investor Financing.

“Transfer Agent” has the meaning set forth in Section 1.3.

“Transfer Agent Agreement” has the meaning set forth in Section 1.3.

“Trust Account” has the meaning set forth in Section 7.18.

“Trust Account Proceeds” means the aggregate cash proceeds available for release from the Trust Account to Pathfinder (or any designees thereof) in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the Pathfinder Shareholder Redemptions, and before, for the avoidance of doubt, payment of any Unpaid Expenses).

“Trust Account Released Claims” has the meaning set forth in Section 7.18.

“Trust Agreement” has the meaning set forth in Section 3.8.

“Trustee” has the meaning set forth in Section 3.8.

“Union” has the meaning set forth in Section 2.14(c).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the First Merger Effective Time.

“Unpaid Expenses” means all Unpaid Company Expenses and all Unpaid Pathfinder Expenses.

“Unpaid Pathfinder Expenses” means the Pathfinder Expenses that are unpaid as of immediately prior to the First Merger Effective Time.

“Unvested Company Equity Award” means each Company Equity Award outstanding immediately prior to the Pre-Closing Reorganization that is not a Vested Company Equity Award.

“Unvested Parent Equity Award” means each Parent Equity Award outstanding immediately prior to the Pre-Closing Reorganization that is not a Vested Parent Equity Award (including, for the avoidance of doubt, the Unvested Parent Time-Based Profits Interests and the Unvested Parent Performance Profits Interests).

“Unvested Parent Performance Profits Interest” has the meaning set forth in Section 1.5.

“Unvested Parent Time-Based Profits Interest” has the meaning set forth in Section 1.5.

“Vested Company Equity Award” means each Company Equity Award outstanding immediately prior to the Pre-Closing Reorganization that is vested as of such time or will vest in connection with the consummation of, or after taking into account the effect of, the transactions contemplated hereby.

“Vested Parent Equity Award” means each Vested Parent Profits Interests outstanding immediately prior to the Pre-Closing Reorganization and each other Parent Equity Award outstanding immediately prior to the Pre-Closing Reorganization that is vested as of such time or will vest in connection with the consummation of, or after taking into account the effect of, the transactions contemplated hereby.

“Vested Parent Equityholders” means, as of any determination time, any holder of Class A Units, Vested Parent Equity Awards and/or other vested Equity Securities of Parent.

“Vested Parent Profits Interests” has the meaning set forth in Section 1.5(a).

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated February 16, 2021, between Pathfinder and the Trustee, as warrant agent.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.